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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NABORS INDUSTRIES LTD.
(Name of Registrant as Specified In Its Charter)

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NABORS

Notice of 2014 Annual General Meeting of Shareholders and Proxy Statement

NABORS
WELL SERVICES

CANRIG

June 3, 2014 in Hamilton, Bermuda

NOTICE OF 2014 ANNUAL GENERAL
MEETING OF SHAREHOLDERS

Tuesday, June 3, 2014, 11:00 a.m. ADT
Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda

April 30, 2014

Fellow shareholder:

On behalf of the Board of Directors, we cordially invite you to attend Nabors Industries Ltd.'s 2014 annual general meeting of shareholders. You are entitled to vote at the meeting if you were a shareholder of record at the close of business on April 4, 2014. This year shareholders will consider:

1.
Electing seven directors for a one-year term (Item 1);
2.
Approving and appointing PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2014, and authorizing the Audit Committee of the Board of Directors to set the auditor's remuneration (Item 2);
3.
An advisory vote regarding the extension of our shareholder rights plan to July 2017 (Item 3);
4.
A nonbinding, advisory "Say-on-Pay" vote regarding the compensation paid by the Company to its named executive officers as disclosed in the accompanying proxy statement (Item 4);
5.
Six shareholder proposals, if properly presented by the shareholder proponents (Items 5-10); and
6.
Such other business as may properly come before the meeting.

The Company's financial statements will also be presented at the meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. We hope you will read the proxy statement and submit your proxy, or use telephone or internet voting, prior to the meeting. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

On behalf of the Board of Directors and our management team, thank you for your continued support.

Sincerely yours,

ANTHONY G. PETRELLO
Chairman, President and Chief Executive Officer

   2014 Proxy Statement

April 30, 2014

Fellow Shareholder,

        I am pleased to report to you that the Board of Directors and management have continued their dialogue with a number of our largest shareholders and we continued to strengthen the Company's governance and compensation programs. After a lengthy and comprehensive search, we have also hired a Chief Financial Officer with significant industry experience and the right skill set to help us move forward with our strategic initiatives.

        Over the past 15 months, we have:

  •
  overhauled CEO compensation to cap cash bonuses and potential termination payments, subjected the majority of the CEO's pay to accepted performance metrics, and eliminated unpopular termination and death benefits;
  •
  adopted a policy allowing proxy access to long-term shareholders meeting appropriate criteria;
  •
  added two new, independent directors to the Board;
  •
  adopted a policy that will separate the offices of CEO and Chairman of the Board in the future, consistent with shareholder requests and the terms of Mr. Petrello's employment agreement;
  •
  initiated a dividend, which has been paid quarterly and returned over $59.1 million to shareholders through the first quarter of 2014; and
  •
  concluded a rigorous and comprehensive strategic review of our competitive strengths, weaknesses and growth opportunities.

        In addition, this meeting will mark the completion of our transition to an unclassified Board of Directors and a reduction in the average tenure of non-management Board members to 2.5 years, compared to 10 years in 2011.

        At the same time, under the proactive leadership of our CEO and his management team, we have begun to reap the benefits from our focused strategic plan. The results are reflected in our share price, which has led our peer group in total shareholder return since the beginning of the year.

        We look forward to continuing the constructive dialogue with our shareholders and finalizing the execution of our strategic initiatives.

Sincerest regards,

JOHN YEARWOOD
Lead Director

   2014 Proxy Statement

   2014 Proxy Statement

PROXY SUMMARY

This summary provides highlights of information contained in this proxy statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire proxy statement. For more complete information regarding our 2013 performance, please read our Annual Report provided together with this proxy statement. The annual meeting will take place:

June 3, 2014 11:00 a.m. ADT	Fairmont Hamilton Princess Hotel 76 Pitts Bay Road Hamilton, Bermuda

You are encouraged to submit your vote in advance of the meeting. Please follow the instructions on the enclosed proxy card or voting instruction form. You may submit your vote by telephone or internet, or by completing, signing and returning your proxy card or voting instruction form. If you need assistance with voting your shares, please call Georgeson Shareholder Communications Inc. at (888) 613-3524.

Visit the website listed on your proxy card/voting instruction form to vote via the internet.	Call the telephone number on your proxy card/voting instruction form to vote by telephone.
Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.	Vote in person at the annual meeting. Owners with shares held through a bank or broker may vote in person at the meeting if they have a legal proxy from the bank or broker and bring it to the meeting.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Item		Votes required for approval	Treatment of abstentions and broker nonvotes	Board recommendation
Item 1	Elect directors	Plurality of votes cast	No effect	FOR
Item 2	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2014, and authorize the Board's Audit Committee to set the auditor's remuneration	Majority of votes present	Abstentions have the same effect as a vote against proposal; brokers may vote undirected shares	FOR
Item 3	Advisory vote regarding the extension of our shareholder rights plan	Nonbinding	Have the same effect as a vote against proposal	FOR
Item 4	Advisory vote regarding the compensation paid to the named executive officers	Nonbinding	Have the same effect as a vote against proposal	FOR
Item 5-10	Shareholder Proposals	Nonbinding	Have the same effect as a vote against proposal	AGAINST

    2014 Proxy Statement       i

 DIRECTOR NOMINEES

Name	Age	Director Since	Primary Occupation
James R. Crane	60	2012	Chairman and CEO of Crane Capital Group Inc.
John P. Kotts	63	2013	Private investor and entrepreneur
Michael C. Linn	62	2012	President of MCL Ventures, LLC
John V. Lombardi	71	2009	Professor of History, University of Massachusetts Amherst
Anthony G. Petrello	59	1991	Chairman, President and Chief Executive Officer
Howard Wolf	79	2013	Attorney
John Yearwood	54	2010	Retired President, CEO and COO of Smith International, Inc.

BUSINESS HIGHLIGHTS

  In 2013, we continued initiatives to streamline operations and enhance shareholder value. We made good progress toward our strategic objectives, including reducing debt and improving overall liquidity. Among other things, we:

•	Generated free cash flow, defined as net cash provided by operating activities less capital expenditures, of $240 million in 2013, up from $44 million in 2012.
•	Improved net-debt-to-total-capitalization ratio to 36%, down from 42% at the beginning of 2012 and 38% at the beginning of 2013.
•	Recorded the best safety performance in Nabors' history, a total recordable incidence rate of 1.01 incidents per 200,000 man hours (and a 14% reduction from 2012 to 2013).
•	Completed 17 new PACE®-X rigs and contracted 12 additional new PACE®-X rigs for 2014.
•	Divested non-core assets and realized proceeds of over $275 million.
•	Filed 80 patents for strategic proprietary technology in 2013.
•	Initiated a quarterly cash dividend, returning over $47.2 million to our shareholders in 2013.

CORPORATE GOVERNANCE HIGHLIGHTS

  Following the 2013 annual general meeting of shareholders and led by our Chairman & CEO and our Lead Director, the Board engaged in extensive dialogue with a broad base of our shareholders. These discussions provided insight into the rationale for certain votes cast at the meeting, as well as the governance priorities of shareholders. Key governance enhancements during 2013 and/or effective in 2014 include:

•	Adoption of proxy access policy.
•	Implementation of caps (2.99x the sum of average base salary and bonus for 3 years prior to termination) on named executive officer severance payments.
•	Adoption of policy to separate Chairman and CEO roles in the future, consistent with shareholder proposals and our CEO's employment agreement.
•	Submission of shareholder rights plan extension to non-binding, advisory vote of shareholders.
•	Annual election of all directors.
•	Director resignation policy requires publication of rationale in the event tendered resignations are not accepted.
•	Independent Lead Director duties more clearly defined.

 ii        2014 Proxy Statement

 COMPENSATION HIGHLIGHTS

Compensation Committee Response to Shareholder Feedback
The Compensation Committee strongly believes that executive compensation should be set at levels appropriate to attract and retain talented leaders and should be tied to Company performance.
During 2013, the Compensation Committee overhauled our CEO's compensation to address concerns raised by shareholders in recent years. Specifically, the Compensation Committee:
•	Eliminated cash severance payments in the event of death or disability.
•	Abolished uncapped annual cash bonuses and bonus metrics based on excess cash flow over equity hurdle.
•	Benchmarked CEO's compensation at the 75th percentile of our Compensation Peer Group (identified herein).
•	Subjected more than 80% of target annual compensation and more than 90% of maximum annual compensation to financial and operational objectives set by the Compensation Committee on an annual basis.
	—	Targeted annual incentive cash bonus at 1x base salary and capped it at 2x base salary, conditioned on meeting measurable financial or operational objectives selected by the Compensation Committee as provided in the CEO's employment agreement.
	—	Subjected long-term equity incentive awards to performance goals based on total shareholder return ("TSR") relative to a Performance Peer Group (targeted at 1.5x base salary and capped at 3x base salary) and other financial and operational objectives (targeted at 2x base salary and capped at 4x base salary) established by the Compensation Committee.
•	Capped termination payments at 2.99x the sum of average base salary and bonus for the 3 years prior to termination.
•	Continued to require our CEO to maintain equity ownership of Nabors shares at 5x his base salary.
•	Eliminated certain perquisites.

    2014 Proxy Statement       iii

PROXY STATEMENT

Nabors Industries Ltd.
Crown House
4 Par-la-Ville Road
Second Floor
Hamilton, HM 08 Bermuda

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2014 annual general meeting of shareholders (the "meeting"). In this proxy statement, "Nabors", the "Company", "we", "us" and "our" refer to Nabors Industries Ltd. Where the context requires, these references also include our subsidiaries and predecessors.

This proxy statement and our 2013 Annual Report are available electronically on our hosted website at www.edocumentview.com/NBR. The proxy materials are first being made available to our shareholders on or about April 30, 2014.

Date, Time and Location

We will hold the meeting at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda at 11:00 a.m. Atlantic Daylight Time on Tuesday, June 3, 2014, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of our website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

Admission

Only record or beneficial owners of Nabors common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver's license or passport. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which are available on our website and will be distributed upon entrance to the meeting.

Voting Securities

Shareholders of record at the close of business on April 4, 2014, the record date, are entitled to vote on each matter voted on at the meeting. On the record date, 325,804,742 common shares were outstanding. A majority of the shares outstanding on the record date, represented in person or by proxy, will constitute a quorum to transact business at the meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

Votes Required on Ballot Items

Voting Item	Vote Required to Elect or Approve
• Directors	Each director must receive a plurality of the votes cast; however, a nominee who does not receive the affirmative vote of a majority of the shares voted in connection with his election must promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company's best interests to do so.

• Independent Auditor	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy.

• Rights Plan Extension • Say-on-Pay • Shareholder Proposals	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. These items are nonbinding, but the Board will consider the results of the votes in making future decisions.

    2014 Proxy Statement       1

Voting Information

Even if you plan to attend the meeting in person, please vote as soon as possible. You will need your proxy card or voting instruction form in hand when voting by internet or telephone. Please follow the instructions when prompted to transmit your vote.

If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board's recommendation unless they lack the discretionary authority to do so.

If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange ("NYSE") member brokers may vote your shares on the approval and appointment of our independent auditor, which is a "discretionary" item. The election of directors, extension of the shareholder rights plan, Say-on-Pay vote and consideration of shareholder proposals are "nondiscretionary" items; absent specific voting instructions from the beneficial owners, NYSE member brokers may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter, resulting in a "broker nonvote". Broker nonvotes will be counted for purposes of establishing a quorum and, because of the vote required to approve "nondiscretionary" items (discussed below), will have the same effect as a vote against a proposal.

Withholding your vote or voting to "abstain"

You may withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote. On the other proposals, you may vote to "abstain". If you vote to "abstain", your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.

Revoking your proxy

You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the first page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

Proxy Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, to solicit proxies on behalf of the Board. The expenses related to the solicitation are not expected to exceed $40,000. Proxies may be solicited on behalf of the Board by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Householding

The SEC permits the Company to send a single copy of the proxy statement to shareholders with the same last name and address. This procedure is known as "householding" and helps the Company reduce printing and postage costs. If you would like to receive a separate copy of the proxy statement or annual report, please contact our Investor Relations department at 281-775-8063. If your shares are held through a broker and you would like another copy of the proxy statement and annual report, please contact your broker.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 3, 2014.
The proxy statement is available at www.edocumentview.com/NBR	&zwsp;	The annual report is available at www.edocumentview.com/NBR

 2        2014 Proxy Statement

CORPORATE GOVERNANCE

The Board of Directors and management of Nabors share an ongoing commitment to the highest standards of corporate governance. The Board reviews all aspects of our governance policies and practices, including the "Board Guidelines on Significant Corporate Governance Issues" ("Governance Guidelines") and the "Code of Business Conduct", at least annually to assess best practices and makes changes as necessary. As part of this ongoing commitment, the Board has undertaken a review of its corporate governance practices against the framework of the Organisation for Economic Co-Operation and Development ("OECD") Principles of Corporate Governance and concluded that Nabors is compliant with the OECD Principles of Corporate Governance. The Governance Guidelines and the Code of Business Conduct along with all committee charters are available on the Company's website at www.nabors.com in the About Nabors section.

KEY GOVERNANCE TOPICS

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of the members of the Board and its committees and reports its findings to the full Board. As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the independence requirements of the NYSE. Those standards are set forth in our Governance Guidelines available on our website at www.nabors.com.

The Board has affirmatively determined that each of our directors other than our Chief Executive Officer ("CEO"), Mr. Petrello, meets these standards and also the independence standards of the NYSE and is independent. The Board reviews each of the transactions, relationships and arrangements described in the section entitled "Certain Relationships and Related-Party Transactions" as well as social and other relationships in determining whether a director is independent.

The Board has determined that Messrs. Kotts and Yearwood qualify as "audit committee financial experts" as defined under SEC rules. The Board has also determined that each member of our Audit, Compensation and Governance and Nominating Committees meets the independence standards established for these committees by the NYSE. In addition, several of our directors hold a Certificate of Director Education from the National Association of Corporate Directors.

Director Nominations

The Governance and Nominating Committee recommends director candidates to the full Board after receiving input from all directors. The Governance and Nominating Committee considers the entirety of each candidate's credentials and does not have specific, minimum qualifications or requirements that nominees must meet. The Governance and Nominating Committee is guided by the following basic selection criteria for all nominees: independence, highest character and integrity, experience, reputation and sufficient time to devote to Board matters. The Governance and Nominating Committee also gives consideration to diversity of viewpoints, backgrounds and experience, age, gender, race, international and industry background and experience, and specialized expertise in the context of the needs of the Board as a whole. From a diversity standpoint, the Governance and Nominating Committee places particular emphasis on identifying candidates whose experience and talents complement and augment those of other Board members with respect to current and anticipated matters of importance to the Company. The Governance and Nominating Committee attempts to balance the composition of the Board to promote comprehensive consideration of issues. For example, the widely varying levels of industry experience among Board members reflect the Governance and Nominating Committee's strategy of balancing extensive industry knowledge with relevant experience in other businesses. The Governance and

    2014 Proxy Statement       3

Nominating Committee has the authority to engage consultants, including retained search firms, to help identify new director candidates.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The policy adopted by the Governance and Nominating Committee provides that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. Shareholders who wish to submit a candidate for consideration by the Governance and Nominating Committee for election at our 2015 annual general meeting of shareholders may do so by submitting in writing the candidate's name, together with the information described on our website at www.nabors.com. Submissions to the Board of Directors should be delivered in person or by courier to the address on the first page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, prior to April 4, 2015, but no earlier than March 5, 2015.

Shareholder and Interested Parties Communications with the Board

Shareholders and other interested parties may contact any of the Company's directors, committees of the Board, the Board's independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address shown on the first page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board's independent directors. The Board's Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com.

The Company encourages directors to attend the annual general meeting of shareholders. Five of the seven directors then comprising the full Board attended the 2013 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors, each of whom is independent, meet in executive session at each regular meeting of the Board without the CEO or any other member of management present. The Lead Director presides over these executive sessions.

Chairman and Independent Lead Director

In response to, and consistent with, the requests of our shareholders, the Board has modified our Governance Guidelines to provide for an independent Chairman following the tenure of our current Chairman and CEO, whose employment agreement provides that he will serve in both roles. At the time our CEO's employment agreement was negotiated, the Board believed that coupling the chairmanship with an experienced, independent Lead Director, created the most effective leadership structure for the Company. Accordingly, Mr. Yearwood continues to serve as our Lead Director, which he has done since 2011. The Lead Director's primary responsibility is to preside over executive sessions of the nonemployee directors and to call meetings of the nonemployee directors as desirable. He also:

  •
  chairs certain portions of Board meetings,
  •
  serves as liaison between the Chairman of the Board and the nonemployee directors,
  •
  develops and approves, together with the Chairman, the agenda for Board meetings, adding agenda items where he deems appropriate, and
  •
  performs other duties delegated by the Board from time to time.

 4        2014 Proxy Statement

The Board believes that the Company's corporate governance and leadership structures, including the composition of the Board, its committees, and the presence of a strong Lead Director, provides effective independent oversight of management and of the Board itself. Both the Chairman and Lead Director serve on the Board's Executive Committee, and any director may raise a matter for consideration by the Board. This past year, our Lead Director:

  •
  partnered with our Chairman in extensive communications with significant shareholders regarding the appointment of additional independent directors and other governance matters;
  •
  in response to shareholder desires, and together with the Chairman of our Compensation Committee, led negotiations that resulted in a significant restructuring of our CEO's compensation structure; and
  •
  conducted numerous executive sessions of the independent directors.

The Board believes that Mr. Yearwood's extensive management experience in the industry and effective performance in the role of Lead Director qualify him to continue to serve in that capacity.

RESPONSE TO SHAREHOLDER CONCERNS

In making decisions regarding corporate governance issues, the Board considers shareholder opinions and input, which it obtains in several ways. One way is through votes on shareholder and other proposals at our annual general meetings. In addition, our Chairman and Lead Director both maintain contact with a number of significant shareholders on key governance issues, including those related to executive compensation and topics raised by shareholder proposals. Our other directors also participate in those discussions on occasion. Among other benefits, that continuous dialogue affords our directors deeper insight into shareholder concerns than is provided by a vote on individual topics, which enables a more effective response to issues of most importance to shareholders. For example, following our 2012 annual general meeting, conversations with shareholders indicated that executive compensation concerns were significant motivators underlying the affirmative votes on several governance-related proposals. As a result, in 2013 the Board significantly restructured our CEO's compensation package to address shareholder concerns.

Although none of the shareholder proposals presented at the 2013 annual general meeting of shareholders received the affirmative vote of a majority of shares present at the meeting and support declined for shareholder proposals that had been presented in 2012, several proposals received meaningful shareholder support. The Board considered the level of support for each proposal as part of its overall decision-making process on each issue raised, and took action consistent with many of the proposals. The table below summarizes the Board's response to each shareholder proposal presented at the 2013 annual general meeting.

    2014 Proxy Statement       5

Shareholder Proposal			2013 Affirmative Vote	Company Response
•	Independent Chairman		49.5%	•	Adopted policy separating roles of
	—	Proposal to separate roles of			Chairman and CEO.
		Chairman and CEO in a manner that does not violate employment agreements			—	Separation to occur following tenure of current CEO, whose employment agreement provides that he will serve in both roles.
•	Proxy Access		46.7%	•	Adopted proxy access policy.
	—	Proposal to allow proxy access to shareholders who have held 3% of Company's shares continuously for 3 years	(down from 50.9% in 2012)		—	Allows proxy access to shareholders who have held 5% of Company's shares continuously for 3 years following the meeting.
					—	Ownership threshold to be reviewed in 3 years.
•	Shareholder Approval of Severance Agreements		45.9% (down from 60% in 2012)	•	Structured CEO and CFO employment agreements to comply
	—	Proposal to require shareholder			with proposed limit.
		approval of severance arrangements that would provide benefits greater than 2.99x the sum of salary and bonus		•	Adopted policy requiring shareholder approval of arrangements that would provide severance payments greater than 2.99x the then-current or three-year average sum of salary and bonus.
•	Share Retention Requirement		26%	•	In light of low level of support for
	—	Proposal to increase senior executives' share retention requirement to 75% of net after-tax shares			proposal and CEO's significant share ownership, left intact requirement that CEO retain shares with an acquisition-date value of at least 5x base salary.
				•	Required that new CFO retain shares with an acquisition-date value of at least 3x base salary.
•	Shareholder Approval of Performance Metrics		23.2%	•	In light of low level of support for proposal, together with 86.5%
	—	Proposal to require advance shareholder approval of specific performance metrics in equity compensation plans			approval of 2013 Incentive Bonus Plan and 67.9% approval of 2013 Stock Plan (both of which confer to the Compensation Committee broad discretion to establish performance metrics), no action taken.

MEETINGS OF THE BOARD AND COMMITTEES

The Board met 5 times during 2013 and held additional informational sessions by telephone. As described below, the Board has six committees, which report their activities to the Board. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. Directors are expected to attend all meetings of the Board and the committees on which they serve. Each of our incumbent directors attended over 85% of all meetings of the Board and committees on which he served during 2013. The charters of each committee are available on our website at www.nabors.com. Copies of the respective charters are available in print without charge to any shareholder who requests a copy; please direct any requests to the Corporate Secretary and deliver them in person or by courier to the address on the first page of this proxy statement or by mail to

 6        2014 Proxy Statement

P.O. Box HM3349, Hamilton, HMPX Bermuda. The members of and a description of the responsibilities of each committee are shown in the following tables.

Name	Audit	Compensation	Executive	Governance & Nominating	Risk Oversight	Technical & Safety
James R. Crane			X		X	Chairman
John P. Kotts	X			X	X
Michael C. Linn		X		X	Chairman
John V. Lombardi	X	Chairman			X
Anthony G. Petrello			X
Myron M. Sheinfeld*	Chairman			X	X
Howard Wolf				X	X	X
John Yearwood	X	X	X	Chairman	X	X
*
Mr. Sheinfeld will retire at the time of the meeting in accordance with the age limitation in the Governance Guidelines.

Audit Committee
Met 4 times during 2013 and held informational sessions in connection with the Company's quarterly earnings releases. The Audit Committee has the following primary responsibilities:
•	Oversees the integrity of our consolidated financial statements, system of internal controls, financial risk management, and compliance with legal and regulatory requirements.
•	Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.
•	Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.
•	After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.
•	Conducts information sessions in connection with the Company's quarterly earnings releases and other matters.

Compensation Committee
Met 4 times during 2013. The Compensation Committee has the following primary responsibilities:
•	Reviews and approves the compensation of our executive officers and other senior leaders.
•	Oversees the administration of our equity-based compensation plans.

Executive Committee
Met once during 2013. The Executive Committee has the following primary responsibility:
• As necessary between meetings of the Board, exercises all power and authority of the Board overseeing the management of the business and affairs of the Company.

    2014 Proxy Statement       7

Governance and Nominating Committee
Met 5 times during 2013. The Governance and Nominating Committee has the following primary responsibilities:
•	Identifies and recommends candidates for election to the Board.
•	Establishes procedures for the committee's oversight of the evaluation of the Board.
•	Recommends director compensation.
•	Reviews annually our corporate governance policies.
•	Reviews and approves any related-party transactions involving directors and executive officers.

Risk Oversight Committee
Met 4 times during 2013. The Risk Oversight Committee has the following primary responsibilities:
•	Monitors management's identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company's business.
•	Reviews the integrity of the Company's systems of operational controls, regarding legal and regulatory compliance.
•	Reviews the Company's processes for managing and mitigating operational and enterprise risk.

Technical and Safety Committee
Met 4 times during 2013. The Technical and Safety Committee has the following primary responsibilities:
•	Monitors the Company's compliance with health, safety and environmental standards.
•	Reviews the Company's safety performance.
•	Reviews the Company's strategic technology position.

ITEM 1: ELECTION OF DIRECTORS

Directors are elected for one-year terms. On July 25, 2013, the Board expanded to eight members from seven and appointed John Kotts to fill the newly created vacancy. Director Myron M. Sheinfeld will retire at the meeting in accordance with the age limitation in the Governance Guidelines. Accordingly, shareholders are being asked to elect seven directors.

The directors standing for election have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, to serve until the 2015 annual general meeting, or until such later time as their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected, and we do not anticipate that any will be unable or unwilling to stand for election. If that were to occur, your proxy will be voted for another person nominated by the Board.

 8        2014 Proxy Statement

In identifying and recommending nominees for director, the Governance and Nominating Committee places primary emphasis on the following criteria:

•	Reputation, integrity and independence (for non-management directors);
•	Judgment, age and diversity of viewpoints, backgrounds and experience, including gender and race;
•	Business or other relevant experience;
•	The extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of the other members of the Board of Directors will result in an effective board that is responsive to the needs of the Company; and
•	For current directors, history of attendance at Board and committee meetings, as well as preparation for, participation in and contributions to the effectiveness of those meetings.

These criteria include those set forth in our Governance Guidelines, which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on the first page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

The Governance and Nominating Committee believes that each nominee should be evaluated on his or her individual merits, taking into account the needs of the Company and the composition of the Board, and therefore does not set specific, minimum qualifications that nominees must meet to be recommended to the Board of Directors. The Board identifies skills and qualifications that the Governance and Nominating Committee utilizes to determine that the director nominees are qualified to serve on our Board. Members of the Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in greater depth. The Governance and Nominating Committee has discretion to engage outside consultants to help identify candidates and also considers suggestions from shareholders, as described in our Governance Guidelines.

Over the past several years, the Governance and Nominating Committee has sought to add qualified new independent directors to provide fresh perspectives to the Board. In furtherance of this goal, in 2012 the Board removed the exemption previously applied to directors in office since 2002 from its policy against directors running for election after attaining age 72. In accordance with that requirement, Director James L. Payne retired upon completion of his term at the 2013 annual general meeting of shareholders, and Mr. Sheinfeld will retire upon completion of his current term at the meeting. Each of the other nonemployee directors joined the Board in 2009 or later, resulting in a substantially reduced average tenure of Board members.

The Board added Messrs. Wolf and Kotts as directors in 2013. Our largest shareholder suggested that the Governance and Nominating Committee consider Mr. Wolf for nomination to the Board. After reviewing his qualifications and a series of interviews, the Board unanimously approved Mr. Wolf's appointment. In appointing and subsequently nominating Mr. Wolf for reelection, the Board found that special circumstances warranted an exception to the age limit specified in our Governance Guidelines. Specifically, because Mr. Wolf's appointment was advocated by our largest shareholder, was made in conjunction with an agreement with that shareholder, and because Mr. Wolf is a newly appointed director (such that the exception does not promote director entrenchment), the Board concluded that the concerns that gave rise to the age limitation were not present and that the benefits of Mr. Wolf's appointment outweighed any concerns regarding his age.

Mr. Crane suggested Mr. Kotts for nomination to the Board. Mr. Crane was familiar with Mr. Kotts' industry background and knowledge, business acumen and financial expertise. After reviewing his qualifications and a series of interviews, the Board agreed that Mr. Kotts could provide valuable insight and guidance to the Company. The Board unanimously approved his appointment.

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In the business descriptions that follow, except as noted, the companies for which directors have worked are not a parent, subsidiary or otherwise affiliated with the Company.

DIRECTOR NOMINEES

James R. Crane Age: 60 Director since 2012

Chairman and CEO of Crane Capital Group Inc., an investment management company, since 2006.

Mr. Crane was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company, from 1984 until its sale in August 2007. Crane Capital Group currently invests in transportation, power distribution, real estate and asset management. Its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services with 75 offices in 21 countries, and Champion Energy Services, a retail electricity provider. Mr. Crane also led an investor group that in 2011 purchased the Houston Astros. He holds a B.S. in Industrial Safety from Central Missouri State University and serves on the Board of Directors of Western Gas Holdings, LLC, a subsidiary of Anadarko Petroleum Corporation.

Mr. Crane's experience in marketing, logistics, global operations and creating shareholder value provide a valuable resource to the Board.

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John P. Kotts Age: 63 Director since 2013

Mr. Kotts is a private investor and entrepreneur. Through his management company, J.P. Kotts & Co., Inc., Mr. Kotts also operates a private investment fund focused on the trading of U.S. and international securities and other financial instruments. He also invests in real estate and private equities. Mr. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Mr. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions. From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production-related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico. After selling the company to a group led by First Reserve Corporation in 1998, Mr. Kotts retained a significant partnership interest and continued to be involved as a member of that company's Board of Directors until the time of its merger with Superior Energy Services. He holds a B.A. in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montréal, New York University and Harvard Business School.

Mr. Kotts' industry background and knowledge, business acumen and financial expertise were the primary factors considered by the Board in deciding to appoint him as a director and nominate him for election to the Board.

Michael C. Linn Age: 62 Director since 2012

President & CEO of MCL Ventures, LLC, an investment company, since 2012. Director of LINN Energy, LLC since 2003.

Mr. Linn founded LINN Energy, a NASDAQ-listed independent oil and natural gas company, in 2003. He served as LINN's Executive Chairman from January 2010 to December 2011, Chairman and Chief Executive Officer from June 2006 to January 2010, and President and Chief Executive Officer from March 2003 to June 2006. He serves on the National Petroleum Council and on the Board of the Independent Petroleum Association of America. Mr. Linn is a Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was previous chairman and currently serves on the Natural Gas Council. He acts as an adviser to the Board of Directors of Quantum Energy Partners, LLC, serves on the Board of Directors of Black Stone Minerals Company, LP and Western Refining Logistics GP, LLC and serves as a Non-Executive Director of Centrica plc. Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

Mr. Linn's broad understanding of the energy landscape and insight into the needs of our customers, together with his extensive industry knowledge and relationships, provide valuable resources to the Board.

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John V. Lombardi Age: 71 Director since 2009

Professor of History, Associate Director of Libraries, and Director of the Center for Measuring University Performance, University of Massachusetts Amherst since 2013.

Dr. Lombardi served as President of the Louisiana State University System from 2007-2012, and as a Professor of History until 2013. Dr. Lombardi is also Co-Director of the Center for Measuring University Performance and in that capacity serves as a member of the founding board of the Global Research Benchmarking System. Dr. Lombardi was Chancellor and Professor of History of the University of Massachusetts Amherst from 2002 until 2007. Prior to that, he served in various capacities, including President and Director of The Center for Measuring University Performance, and Professor of History, at the University of Florida from 1990 to 2002; as Provost, Vice President for Academic Affairs, and Professor of History at The Johns Hopkins University from 1987 to 1990; and in various capacities, including Dean of the College of Arts and Sciences, Dean of International Programs, Director of the Latin American Studies Program, and Professor of History, at Indiana University from 1967 to 1987, where he also taught a course on international business.

Dr. Lombardi serves on the Advisory Board of the Jay I. Kislak Foundation, Inc., on the Board of the Emily Dickinson Museum, and on the editorial board of the academic library journal portal. He previously served on the Executive Committee and Board of Directors of the Baton Rouge Area Chamber of Commerce, on the Executive Committee and Board of Directors of the Economic Development Council of Western Massachusetts, and on the Executive Strategic Council of IMS Global Learning Consortium. Dr. Lombardi has authored or co-authored numerous books and articles on a wide variety of topics, including measuring university performance, Latin American history, and international business. His most recent book titled How Universities Work was published by the Johns Hopkins University Press in 2013.

Dr. Lombardi's experience in the functional role of chief executive officer and other leadership positions in five of the most prominent and complex higher education institutions with operating budgets ranging over $3 billion in the United States over a period of nearly five decades, combined with his Latin American expertise, uniquely qualify him for service on the Board. Dr. Lombardi's financial expertise in such diverse areas as budgeting, finance, audit, forecasting, risk management, human resources management, and executive compensation provide valuable insight to the Board and the Audit and Compensation Committees on which he serves.

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Anthony G. Petrello Age: 59 Director since 1991

Chairman of the Board of Nabors and its subsidiary, Nabors Industries, Inc., since 2012 and director of each since 1991; Deputy Chairman of Nabors 2003-2012; President and Chief Executive Officer of Nabors and Nabors Industries, Inc. since 2011; President and Chief Operating Officer of Nabors and Nabors Industries, Inc. from 1991-2011.

From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where his practice focused on international arbitration, corporate taxation and general corporate law. He served as Managing Partner of the firm's New York office from 1986 until he left the firm in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University. Mr. Petrello also serves as a director of Stewart & Stevenson LLC and of Hilcorp Energy Company.

In addition to his operating functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our dynamic competitive environment.

Howard Wolf Age: 79 Director since 2013

Since 2004, Mr. Wolf has practiced law as a sole practitioner. He also invests in and serves on the boards of directors of various private companies.

Mr. Wolf is a former senior partner with the law firm of Fulbright & Jaworski L.L.P. where he practiced in the Corporate Department from 1959 until his retirement from the firm in 2003. He is the former Chair of the Committee on Securities and Investment Banking, and the Section on Corporation, Banking and Business Law of the State Bar of Texas. Mr. Wolf has also served on or chaired a number of public, private and charitable boards of directors—including Stewart & Stevenson and Offshore Logistics—and as a partner of various companies. He currently serves on the board of Simmons & Company International, a private investment banking and securities firm specializing in the energy industry. He received a Bachelor of Business Administration and a J.D., with honors, from The University of Texas at Austin.

The Company is party to an agreement with PHM Investment (USD) 1 S.à.r.l pursuant to which, among other things, the Company has agreed to nominate Mr. Wolf for election to the Board in 2014 provided that certain conditions are met. Mr. Wolf's extensive legal and business experience in the energy industry, as well as in corporate and securities matters, mergers and acquisitions, finance and international law, were the primary factors considered by the Board in deciding to appoint him as a director and nominate him for election to the Board.

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John Yearwood Age: 54 Director since 2010

Mr. Yearwood currently serves on the Board of Directors of Sabine Oil & Gas LLC (formerly NFR Energy LLC, which was a joint-venture subsidiary of the Company), Sheridan Production Partners, Barra Energia, Premium Oilfield Services, LLC, Foro Energy LLC and Coil Tubing Solutions LLC. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. He was first elected to Smith's Board of Directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Mr. Yearwood brings extraordinary executive management experience in the oilfield services industry to the Board. His extensive knowledge of the industry, combined with his keen insight into strategic development initiatives, operations and our competitive environment, have provided the basis for the extraordinary leadership and critical independent oversight Mr. Yearwood demonstrates as Lead Director.

OTHER EXECUTIVE OFFICERS

R. Clark Wood Age: 41	Mr. Wood serves as Chief Accounting Officer of Nabors Corporate Services, Inc. He served as Principal Accounting and Financial Officer of Nabors Industries Ltd. from March 2009 until March 2014. Prior to that, he served as Controller of Nabors Corporate Services, Inc. (a subsidiary of the Company) since 2007 and Assistant Controller of Nabors Corporate Services, Inc. from 2003 through 2007. Prior to joining Nabors, Mr. Wood worked for seven years at Arthur Andersen LLP and KPMG LLP and rose to the rank of Senior Audit Manager. Mr. Wood obtained a Masters in Professional Accounting from the University of Texas at Austin.
Mark D. Andrews Age: 41	Mr. Andrews has served as Corporate Secretary of Nabors Industries Ltd. since September 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company, a diversified technology and financial services company, beginning in December 2000. Mr. Andrews was employed by the public accounting firm of PricewaterhouseCoopers LLP from September 1996 to November 2000 in a number of capacities, including Tax Manager, within the firm's Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Professional Accountant, Chartered Secretary and a CFA charterholder.

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 NONEMPLOYEE DIRECTOR COMPENSATION

We believe it is essential to attract outstanding nonemployee directors and to align their economic interest in the Company with other shareholders. We accomplish this through a combination of an annual retainer and equity incentive awards. For 2013, our annual retainer was $100,000 for each director; an additional $50,000 for the chairman of each committee (except the chairman of the Audit Committee, whose additional retainer was $100,000); and an additional $50,000 for the Lead Director. No additional amounts are paid for attendance at Board or committee meetings. The cash component of director compensation is paid on a pro rata basis at the end of each quarter. Any director may elect to receive immediately vested stock options, in lieu of any cash payments, valued at the amount of the payment.

We also issue restricted shares to our nonemployee directors upon initial appointment or election to the Board as well as annually under our equity incentive plans. The Board believes that awarding directors a predetermined number of shares, rather than a nonfluctuating dollar value, better aligns directors' interests with those of our other shareholders. Consequently, director compensation varies from year to year as evidenced in the following table. Each nonemployee director receives an annual award of 15,000 restricted shares, which vest on a pro rata basis over a three-year period. Overall director compensation relative to a peer group also fluctuates to the extent other directors in that peer group receive equity of a predetermined value. The Board considers those fluctuations in deciding whether to follow past practice with respect to equity grants.

The following table sets forth information concerning total director compensation in 2013 for each nonemployee director.

2013 Director Compensation Table

Name(4)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Crane	0	245,100	150,000	0	0	0
John P. Kotts	0	407,970	43,478	0	0	0
Michael C. Linn	150,000	245,100	0	0	0	0
John V. Lombardi	150,000	245,100	0	0	0	0
Myron M. Sheinfeld	200,000	245,100	0	0	0	0
John Yearwood	187,500	245,100	0	0	0	0
Howard Wolf	75,000	402,300	0	0	0	0
(1)
The amounts shown in the "Stock Awards" column reflect the grant-date fair value of restricted stock awards. On February 22, 2013, each nonemployee director then on the Board received a restricted stock award of 15,000 shares as part of his annual compensation. Mr. Wolf received a restricted stock award of 27,000 shares on April 4, 2013 upon his appointment to the Board. Mr. Kotts received a restricted stock award of 27,000 shares on July 25, 2013 upon his appointment to the Board. Each award is scheduled to vest ratably over three years. The grant-date fair value of the restricted stock award is based on Nabors' closing stock price on the grant date, which was $16.34 on February 22, 2013, $14.90 on April 4, 2013 and $15.11 on July 25, 2013.

(2)
As of December 31, 2013, the aggregate numbers of outstanding restricted stock awards held by non-management directors were: Mr. Crane—31,000 shares; Mr. Kotts—27,000 shares; Mr. Linn—31,000 shares; Dr. Lombardi—27,000 shares; Mr. Sheinfeld—27,000 shares; Mr. Wolf—27,000 shares; and Mr. Yearwood—27,000 shares.

(3)
The amount shown in the "Option Awards" column reflects the grant-date fair value of stock option awards. No stock option awards were granted to nonemployee directors during 2013, except to

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  Mr. Crane and Mr. Kotts who received them in lieu of their quarterly cash retainer. As of December 31, 2013, the aggregate numbers of stock options outstanding were: Mr. Crane—37,660; Mr. Kotts—6,947; Dr. Lombardi—19,730; and Mr. Sheinfeld—90,000, all of which are fully vested.

(4)
Mr. Petrello, who was an employee of the Company throughout 2013, is not included in this table. His compensation is discussed in our Compensation Discussion and Analysis section and is included in the Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Governance Guidelines charge the Governance and Nominating Committee, which is comprised entirely of independent members of our Board, with reviewing any transaction between the Company and an officer or director to ensure its fairness to the Company and to determine its potential impact on the independence of any director involved. Our independence standards are set forth in our Governance Guidelines and described above under "Corporate Governance—Key Governance Topics—Director Independence". The Company has engaged in the following transactions with officers and directors during the past year.

Mr. Crane, an independent director of the Company since 2012, is Chairman and CEO of Crane Capital Group Inc. ("CCG"), an investment management company that indirectly owns a majority interest in several operating companies, some of which have provided services to the Company, including international logistics and electricity. For the year 2013, payments for services by the Company to the CCG companies totaled $39.4 million, which the Governance and Nominating Committee considered immaterial to both CCG and the Company.

The Governance and Nominating Committee and the Board reviewed these transactions, determined that they were conducted at arm's length and concluded that Mr. Crane met both the objective and subjective standards of director independence established by the NYSE, as well as the Board's Governance Guidelines. The Governance and Nominating Committee and the Board also approved ongoing ordinary-course business transactions between the Company and the CCG companies. The Company expects to make aggregate payments to the CCG companies during 2014 in amounts substantially similar to those paid in 2013.

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BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stock Ownership of Directors and Executive Officers

We encourage our directors, officers and employees to own our common stock in order to align their interests with those of other shareholders. Ownership of Company stock ties a portion of their net worth to the Company's stock price and provides a continuing incentive for them to work toward superior long-term stock performance. Our Governance Guidelines require that each director maintain ownership of the Company's stock having a value of at least three times the annual cash retainer paid to directors. The following table sets forth the beneficial ownership of common stock, as of April 4, 2014, by each of our current directors and named executive officers, and by all our current directors and executive officers as a group:

	Common Shares Beneficially Owned
Beneficial Owner(1)	Number of Shares	Percent of Total
James R. Crane(2)	153,581	*
John P. Kotts(2)	168,947	*
Michael C. Linn	54,000	*
John V. Lombardi(2)	109,730	*
Anthony G. Petrello(2)(3)	11,354,224	3.44%
William J. Restrepo(4)	294,413	*
Myron M. Sheinfeld(3)	161,188	*
Howard Wolf	60,000	*
John Yearwood	78,000	*
Mark D. Andrews(2)	18,690	*
R. Clark Wood(2)(5)	87,837	*
All Directors/Executive Officers as a group (11 persons)(2)(3)	12,540,610	3.80%
*
Less than 1%

(1)
The address of each of the directors and officers listed is in care of Nabors Industries Ltd. at the address shown on the first page of this proxy statement.

(2)
As of April 4, 2014, Nabors had 325,804,742 shares outstanding and entitled to vote. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 4, 2014. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder. The number of common shares underlying fully vested stock options, or those vesting within 60 days, included in the table are as follows: Mr. Andrews - 6,143; Mr. Crane - 41,581; Mr. Kotts - 6,947; Dr. Lombardi - 19,730; Mr. Petrello - 4,133,487; Mr. Wood - 29,222; and all directors and named executive officers as a group - 4,237,110. Restricted stock awards are considered outstanding shares and therefore are included in the table above regardless of vesting schedule.

(3)
The shares listed for Mr. Petrello include 250,000 shares owned by a foundation for which Mr. Petrello has shared voting and dispositive power, and for Mr. Sheinfeld include 584 shares owned directly by his spouse. Messrs. Petrello and Sheinfeld, respectively, disclaim beneficial ownership of those shares.

(4)
Mr. Restrepo was appointed Chief Financial Officer effective March 4, 2014 and also serves as our principal accounting officer.

(5)
Mr. Wood served as our principal financial and accounting officer through March 3, 2014. He remains employed as an officer of certain subsidiaries.

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Principal Shareholders

The following table contains information regarding the only persons we know of that beneficially owned more than 5% of our common stock as of April 4, 2014:

	Common Shares Beneficially Owned
Beneficial Owner	Number of Shares	Percent of Total(1)
Pamplona Capital Management LLP(2) 25 Park Lane London, W1K 1RA, United Kingdom	27,062,322	8.31%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	18,223,561	5.6%
(1)
Based upon total shares outstanding as of April 4, 2014.

(2)
Based on a Schedule 13D/A filed on April 8, 2013, Pamplona Capital Management LLP and certain of its affiliates have shared voting and dispositive power with respect to all shares reported.

(3)
Based on a Schedule 13G filed on February 11, 2014, The Vanguard Group and certain of its affiliates have sole voting power with respect to 431,595 shares, sole dispositive power with respect to 17,816,846 shares and shared dispositive power with respect to 406,715 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nabors' directors and executive officers, and persons who own more than 10% of a registered class of Nabors' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish Nabors with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2013 and Form 5 and amendments thereto furnished to us with respect to 2013, and written representations that no other reports were required, all Section 16(a) filings required to be made by such individuals with respect to 2013 were timely filed.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The charter is available on Nabors' website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company's consolidated financial statements, the Company's system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company's independent registered public accounting firm (independent auditor), the performance of the Company's internal auditors and independent auditor, and the Company's compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company's independent auditor. The Board has determined that each committee member is independent under applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company's managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company's system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company's internal control over financial reporting. The Company's independent auditor is responsible for auditing those financial statements and expressing an opinion as to (i) their conformity with such accounting principles and (ii) the effectiveness of the Company's internal controls over financial reporting. PricewaterhouseCoopers LLP was the Company's independent auditor in 2013. The Audit Committee's responsibility is to oversee the financial reporting process and to review and discuss management's report on the Company's internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

The Audit Committee held four meetings during 2013, as well as a number of telephonic conferences. The Audit Committee, among other things:

  •
  Reviewed and discussed the Company's quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements and the report on internal controls;
  •
  Reviewed and discussed the Company's policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;
  •
  Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2013 and summaries of the significant reports to management by the internal auditors;
  •
  Reviewed and discussed the annual plan and scope of work of the independent auditor;
  •
  Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;
  •
  Reviewed and discussed with management their reports on the Company's policies regarding applicable legal and regulatory requirements;
  •
  Reviewed and approved the Audit Committee's charter; and
  •
  Met with the independent auditor and the internal auditors in executive sessions.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year ended December 31, 2013, the critical accounting policies that are set forth in the Company's annual report on Form 10-K, management's annual report on the Company's internal controls over financial reporting, and PricewaterhouseCoopers' opinion on the effectiveness of the internal controls over financial reporting.

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The Audit Committee discussed with the independent auditor matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company's consolidated financial statements, including the disclosures related to critical accounting policies.

The independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with the independent auditor its independence from the Company, and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company's annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company's interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q, and its opinion on the effectiveness of the Company's internal controls over financial reporting were compatible with maintaining its independence.

The Audit Committee also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee's review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2013 be included in the Company's annual report on Form 10-K. The Audit Committee also selected PricewaterhouseCoopers as the Company's independent auditor for the year ending December 31, 2014 and is presenting that selection to shareholders for approval at the meeting.

Respectfully submitted,
THE AUDIT COMMITTEE Myron M. Sheinfeld, Chairman John P. Kotts John V. Lombardi John Yearwood

ITEM 2: APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE AUDITOR'S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditor's remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor and to authorize the Audit Committee to set the independent auditor's remuneration. PricewaterhouseCoopers or its predecessor has been our independent auditor since May 1987.

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Representatives of PricewaterhouseCoopers will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Preapproval of Independent Auditor Services

The Audit Committee preapproves all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The Chairman of the Audit Committee may preapprove permissible proposed nonaudit services that arise between committee meetings, provided that the decision to preapprove the service is reported to the full committee at the next regularly scheduled meeting.

INDEPENDENT AUDITOR FEES

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee preapproved 2013 and 2012 services.

	2013	2012
Audit Fees	$6,029,813	$4,728,621
Audit-Related Fees	1,800	3,385
Tax Fees	403,952	159,966
All Other Fees	3,000	468,758
Total	$6,438,565	$5,360,731

Audit fees for the years ended December 31, 2013 and 2012, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and the audits of the Company's internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit. Approximately $345,000 of the fees in the "2013" column are attributable to services related to audits of prior years that were not known at the time we filed our 2013 proxy statement.

Audit-Related fees for the years ended December 31, 2013 and 2012, respectively, include consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2013 and 2012, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

All Other fees for the years ended December 31, 2013 and 2012, respectively, include nonrecurring advisory services with respect to corporate process improvements, as well as market data research.

    2014 Proxy Statement       21

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section is intended to help you understand our executive compensation practices and the decisions we made in 2013 relating to the individuals named below ("named executive officers"). This CD&A supplements and should be read in conjunction with the tables and related narratives of this proxy statement.

Named Executive Officers
•	Anthony G. Petrello, Chairman, President and Chief Executive Officer
•	R. Clark Wood, formerly Principal Accounting and Financial Officer
•	Mark D. Andrews, Corporate Secretary

Overview

Strategic Focus

Unique among our competitors, Nabors aims to optimize the entire well life cycle on a global basis through our two lines of business, Drilling & Rig Services and Completion & Production Services. Although most wellsite service companies limit their product offering to one or a few specific services, or to a single or limited geographic area, we leverage an entire suite of services and a global footprint to team with our customers and provide better efficiency and reliability. We also seek to differentiate ourselves through technological and innovative advancements across our product lines to satisfy evolving standards for safety, efficiency and environmental responsibility. We believe our focus reinforces our fundamental strengths to permit us to compete more effectively and sustain our growth in the future.

Business Highlights

As a result of our disciplined pursuit of strategies aimed at unlocking shareholder value, we made significant progress in 2013 towards our goals of streamlining our business, enhancing operational excellence, differentiating ourselves through industry-leading technology and innovation, and improving our balance sheet quality and flexibility, each of which plays a role in our compensation structure. We consolidated business lines, eliminating approximately $50 million of annualized costs and enhancing the efficiency of our structure. Operationally, our team delivered the best safety performance in the Company's history, with a total recordable incidence rate of just 1.01 across all business lines. We also developed new performance-based measurement tools designed to enhance operational performance. From a technology standpoint, we completed 17 of our revolutionary PACE®-X rigs and continued to develop new, innovative designs. We filed 80 new patent applications during the year. Finally, we further strengthened our balance sheet. We disposed of non-strategic assets and businesses, realizing proceeds of over $275 million. We also reduced long-term debt by $475 million and restructured a portion of our long-term debt, with a combined impact of lowering our annual interest payments by approximately $45 million. All of this, together with the generation of $240 million in free cash flow (defined as net cash provided by operating activities, less capital expenditures)1, enabled us to institute a quarterly dividend in 2013 that yielded $0.16 per share to our shareholders during the year and resulted in a significant rebound in our stock price beginning in early 2014. We continue our efforts to unlock shareholder value.

Our Compensation Philosophy

Our compensation structure is designed to incentivize achievement of our strategic business goals. To meet the challenges of running a business of our breadth and scope, it is critical to employ leaders who understand the complexities of our business and can deliver positive results. We structure our compensation program to

1For 2013, net cash provided by operating activities was $1.418 billion and capital expenditures were $1.178 billion. For 2012, net cash provided by operating activities was $1.563 billion and capital expenditures were $1.519 billion.

 22        2014 Proxy Statement

attract, motivate, and retain leaders who are critical to our success. Our philosophy is to provide our named executive officers with appropriate and competitive individual pay opportunities and actual pay outcomes that reward superior corporate and individual performance, while maintaining an appropriate balance between short- and long-term goals, incentivizing performance and encouraging retention. The ultimate goal is to increase shareholder value by providing named executive officers with appropriate incentives to achieve our long-term business objectives. To that end, we provide cash and equity awards designed to reward named executive officers for superior performance, measured by both financial and nonfinancial factors. We use performance-based equity awards to align such officer's interests with those of other shareholders. The addition of a time-vesting component to some of those awards, combined with other forms of deferred compensation, encourages our executives to remain in our employ.

Role of the Compensation Committee

Only independent directors serve on the Compensation Committee, which oversees the compensation of our named executive officers, other key executives comprising our senior leadership team and employees generally. The Compensation Committee administers our equity-based programs and reviews and approves all forms of compensation (including equity grants). The Compensation Committee also evaluates the performance of our CEO and reviews the performance of our other named executive officers and key executives annually. The full details of the Compensation Committee's duties are described in its charter, which is available on our website at www.nabors.com.

Key Developments in 2013

The Compensation Committee, comprised of all new members who had not participated in the negotiation or approval of Mr. Petrello's previous employment agreement, continued to refine our compensation structure with the goal of closely aligning the overall compensation of our named executive officers with our performance, including properly designed severance payments. Led by the Chairman of our Compensation Committee and our Lead Director, the Compensation Committee's efforts culminated in the termination of Mr. Petrello's then existing employment agreement effective December 31, 2012. The Compensation Committee engaged BDO USA, LLP ("BDO") as its independent consultant to assist the Compensation Committee in identifying and analyzing appropriate elements and levels of executive compensation, including specifically the evaluation and restructuring of Mr. Petrello's compensation arrangements. The Compensation Committee analyzed any relationships BDO has with members of the Compensation Committee, as well as with management and the Company, and concluded that, after consideration of the specific factors identified by the SEC and the NYSE that affect the independence of compensation advisors, there were no independence or conflict-of-interest concerns related to BDO.

A new agreement with Mr. Petrello reflecting a complete overhaul of our named executive officer compensation program addressed each of the areas of concern expressed by shareholders in recent years. Specifically, as discussed later in this CD&A:

  •
  With the termination of Mr. Petrello's old employment agreement, the Board:
  •
  eliminated a potential $50 million severance payment in the event of his death or disability.
  •
  abolished both uncapped annual cash bonuses and the bonus metric based on excess cash flow over an equity hurdle.
  •
  Mr. Petrello's new employment agreement, effective January 1, 2013:
  •
  benchmarked compensation at the 75th percentile of our Compensation Peer Group (identified below);
  •
  subjects more than 80% of his target annual compensation – and more than 90% of his maximum annual compensation – to financial and operational objectives;
  •
  set annual base salary for 2013 at $1.7 million;
  •
  targeted annual incentive cash bonus for 2013 at $1.7 million and capped it at $3.4 million, conditioned on meeting measurable financial or operational objectives selected by the Compensation Committee;

    2014 Proxy Statement       23

    •
    caps termination payments at 2.99x the sum of average base salary and bonus for 3 years prior to termination;
    •
    continues to require his equity ownership of Nabors shares at least 5x his base salary;
    •
    subjects long-term equity incentive awards to performance goals based on TSR relative to a Performance Peer Group (targeted at 1.5x base salary and capped at 3x base salary) and other financial and operational objectives (targeted at 2x base salary and capped at 4x base salary);
    •
    continues contributions to an executive deferred compensation account, with quarterly contributions set at $300,000; and
    •
    eliminated certain perquisites.
  •
  In consideration for terminating the prior agreement and entering into the new agreement under which long-term stock awards linked to TSR performance are not eligible to vest before 2016, Mr. Petrello received a one-time stock grant valued at $27 million, which vested immediately, $18 million in cash, and a one-time award of restricted shares valued at $15 million and scheduled to vest through 2016.

Response to Say-on-Pay Vote

A majority of the shares represented at our 2012 and 2013 annual general meeting of shareholders voted against the Compensation Committee's recommendation in an advisory vote on executive compensation. Because Say-on-Pay votes do not reveal shareholders' specific concerns, our Lead Director, other directors and certain members of management spoke extensively with several of our significant shareholders regarding the reasons for their vote. The principal concerns communicated to the Board and our responses were as follows:

Shareholder Concern	Company Response
• size of potential severance payments, particularly for death and disability;

•

eliminated cash severance payment in the event of Mr. Petrello's death or disability;

•

adopted compensation policy imposing shareholder-requested cap (2.99x the sum of average base salary and bonus) on severance payments in the event of termination by the Company without cause or constructive termination by Mr. Petrello;

•

further reduced potential severance payments by capping the annual cash bonus opportunity at 2x base salary;

• nature of short-term incentives (annual cash bonus) – uncapped, use of metric based on cash flow in excess of an equity hurdle, and overall percentage of annual compensation;

•

targeted annual cash bonus at base salary, with maximum bonus of 2x base salary;

•

eliminated cash flow over equity hurdle and replaced it with financial and operational performance targets (specifically for 2013, EBITDA);

•

annual cash bonus opportunity comprises less than 20% of both target and maximum annual compensation;

• pay-for-performance disconnect – long-term incentives not tied to TSR and other performance-based metrics; time-vesting awards without any performance requirement;

•

all long-term incentives tied to performance-based metrics;

•

over 40% of awards tied to TSR versus a peer group over a 3-year period;

•

remaining awards tied to achievement of financial or operational performance targets, then further subject to time-vesting requirements;

 24        2014 Proxy Statement

Shareholder Concern	Company Response
• governance concerns raised by shareholder proponents at the 2012 and 2013 annual general meetings related to shareholder input into director nominations;

•

announced a new independent director, as well as a mechanism for nominating another new independent director in 2014, following discussions with largest shareholder;

•

adopted proxy access policy, allowing eligible shareholders to include director nominees with those nominated by the Board in the Company's proxy material;

•

adopted a policy to separate the roles of Chairman and CEO following the tenure of the current Chairman and CEO;

•

removed exemption (previously applied to directors in office since 2002) from age limit policy for directors;

• adoption of shareholder rights plan without shareholder vote.	• submitting shareholder rights plan extension to advisory vote of shareholders at the meeting.

How We Determine Executive Compensation

In setting the compensation of our named executive officers, we focus primarily on performance considerations and business goals. The subjective judgment of the Compensation Committee and, in some cases, market referencing also play a role in compensation decisions.

Performance Considerations and Business Goals

We compensate our named executive officers and assign them additional responsibilities as recognition for how well they perform individually and as a team in achieving individual and collective objective business goals. A performance-based Incentive Bonus Plan was approved by shareholders at the 2013 meeting. It provides participants with annual bonus incentive opportunities linked to the achievement of specific performance metrics. The Incentive Bonus Plan is intended to:

  •
  reinforce the Company's goal-setting and strategic planning process;
  •
  recognize the efforts of management in achieving objectives; and
  •
  aid in attracting and retaining competent management, thus ensuring the long-range success of the Company.

At the beginning of each year, we determine a set of financial and other goals for the Company as a whole and for each business unit, including a threshold, target and maximum goal for each metric. We also assign additional goals to each named executive officer aimed at specific elements of our business strategy. At the end of each year, each executive receives a rating based upon performance against each of his business unit and individual goals. Our CEO's compensation, and beginning in 2014 our new CFO's compensation, is then determined based upon his employment agreement. Each of our other named executive officer's overall performance is also assigned a subjective rating by our CEO, which is reviewed by the Compensation Committee. These objective and subjective ratings are the primary factors in determining the compensation of our other named executive officers.

Compensation Committee Judgment

To a lesser extent, the Compensation Committee also exercises subjective judgment in making compensation decisions with respect to our named executive officers, particularly with respect to equity awards to named executive officers whose compensation is not determined by an employment agreement. The Compensation Committee draws on its own judgment and observations of those named executive officers, but also relies on the judgment of our CEO in evaluating the performance of these officers. The Compensation Committee has discretion to decrease formula-driven awards, or to provide additional

    2014 Proxy Statement       25

incentive compensation to individuals, based on individual performance and executive retention considerations. The Compensation Committee also considers input from the Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

Market Referencing

We regularly consider market data for similarly situated named executive officers at selected peer companies and/or industrial and finance companies in making compensation decisions for this group of executives. To help collect market information, we review proxy statement disclosures of peer companies and/or published compensation survey sources of industrial and finance companies generally. We do not target individual elements of compensation or total compensation at a certain percentile within a peer group. Rather, we review market information and/or survey data to inform ourselves how our named executive officers' aggregate compensation compares to competitive norms in order to set compensation at levels we believe are appropriate for attracting and retaining talented leaders. We did not employ a peer group analysis in determining the compensation of our named executive officers (other than our CEO) for 2013, although we did consider market data in determining certain elements of their compensation.

Chief Executive Officer

Mr. Petrello's compensation is determined primarily by the terms of his employment agreement. In structuring compensation under that agreement, the Compensation Committee benchmarked total compensation at the 75th percentile within a Compensation Peer Group and subjected the majority of potential compensation to direct and varied pay-for-performance criteria. The annual cash bonus is now targeted at base salary and capped at twice that amount. Short-term incentive metrics that determine the cash bonus are tied to specific financial or operational criteria determined annually by the Compensation Committee. Long-term equity awards likewise vest or are determined based upon specific performance criteria, as described in more detail below. Over 40% of long-term incentives are based on our TSR relative to our Performance Peer Group (defined below) over a three-year period, with a target award of 150% of base salary and a maximum award of twice that amount. The remaining long-term equity incentives may be earned upon the achievement of specific financial or operational criteria and, if earned, will further be subject to three-year vesting requirements. Those incentives have a target award of 200% of base salary and a maximum award of twice that amount. All short- and long-term incentives will also include a threshold that must be reached in order for any portion of the award to be earned.

Mindful of the complexities of running the Company under its comprehensive and global approach to wellsite services, the Compensation Committee determined, in consultation with BDO, that an appropriate peer group for purposes of compensation comparison should be based upon the following criteria:

  •
  Significant competitor in the Company's line of business;
  •
  Comparable size or complexity;
  •
  Similar operations in the industry and market.

The Compensation Peer Group companies are listed below.

Baker Hughes Incorporated	Diamond Offshore Drilling, Inc.
Ensco plc	Halliburton Co.
Helmerich & Payne, Inc.	Noble Corporation
Rowan Companies, Inc.	Schlumberger Limited
Transocean Ltd.	Weatherford International Ltd.
ConocoPhillips	National Oilwell Varco, Inc.
Freeport McMoran Copper & Gold (acquired PXP)

 26        2014 Proxy Statement

Other Named Executive Officers

Mr. Restrepo joined the Company in March 2014. His compensation is determined primarily by the terms of his employment agreement, which is similar in incentive structure to Mr. Petrello's. The Compensation Committee sets the compensation for our other named executive officers. In determining compensation, the Compensation Committee reviews tally sheets. The tally sheets present the dollar amount of each component of the named executive officers' compensation, including current cash compensation (base salary and bonus), equity awards, retirement benefits, perquisites and any other compensation, together with the objective and subjective performance ratings for each named executive officer.

Components of Executive Compensation

The key elements of our named executive officer compensation program are base salary, annual performance bonus and long-term equity incentives. The Compensation Committee determined that each element contributes to our overall compensation objectives and in the aggregate provides a reasonable and competitive compensation opportunity for each executive. Stock ownership is the simplest, most direct way to align our executive officers' interests with those of our other shareholders. The vesting and other design features of equity awards encourage both performance and long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. Mr. Petrello, for instance, has sold shares only four times since 1993 and has exercised stock options infrequently. His most recent exercises consisted only of expiring options, and he continues to hold the underlying shares, except those relinquished for payment of withholding taxes or exercise price. He holds an equity interest in the Company of approximately 3.4%. Our three-part compensation approach enables us to remain competitive within our industry while ensuring that our named executive officers are appropriately incentivized to deliver shareholder value. Retirement benefit accruals and perquisites or other fringe benefits make up only a small portion of the total annual compensation opportunity. We also provide severance protection for Messrs. Petrello, Restrepo and Wood, as discussed later in this CD&A.

Pay Mix

The targeted allocation of 2013 compensation for the CEO and other named executive officers is shown in the charts below. Our goal is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. We provide cash and performance-based equity awards designed to reward superior performance. Over 80% of our CEO's target compensation and approximately 62% of our other executives' target compensation for 2013 was performance-based.

CEO Target Pay Mix	NEO Target Pay Mix

Base Salary

As part of the renegotiation of his agreement and the significant overall reduction in incentive compensation, Mr. Petrello's base salary was set at $1.7 million effective January 1, 2013. Consistent with a general 3% increase in salaries across the Company, the Compensation Committee set Mr. Petrello's salary at $1.75 million for 2014. Mr. Restrepo's annualized base salary for 2014 is $650,000.

The Compensation Committee reviews the performance of each other named executive officer individually with Mr. Petrello and determines an appropriate salary level based primarily on individual performance

    2014 Proxy Statement       27

and competitive factors. These competitive factors sometimes include the compensation levels of similarly situated executives of other drilling contractors and in the oil services sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. We do not target base salaries at a certain percentile within any peer group. Instead, we review market data to inform ourselves how our named executive officers' aggregate compensation compares to competitive norms. In the case of newly hired executives, the Compensation Committee also considers the salary of the candidate in his or her last employment. Base salaries for our named executive officers for 2011 through 2013 are reported in the Summary Compensation Table under the Salary column.

Annual Performance Bonus and Long-Term Incentives

Overview

We believe that our annual performance bonus and long-term incentive program should reward achievement of corporate objectives and incentivize our named executive officers to deliver strong shareholder returns. The Compensation Committee supports a practice of paying bonuses and long-term incentives that deliver above-average compensation if financial results and/or shareholder returns exceed expectations. By granting annual equity awards that vest over several years to our senior leaders, we provide a longer-term focus that further aligns the interests of our executives with our other shareholders.

Chief Executive Officer and our New Chief Financial Officer

As noted above, Mr. Petrello's employment agreement was designed to align his compensation with enhanced shareholder value. Mr. Petrello's annual cash bonus is targeted at base salary ($1.7 million for 2013) and capped at two times base salary ($3.4 million for 2013). The metric of cash flow in excess of an equity hurdle was eliminated, and his annual bonus is now based on specific financial or operational objectives and subject to a minimum threshold before any amount can be earned. Those objectives may include one or more of the following:

  •
  earnings per share, earnings before interest expense, provision for income taxes, and depreciation and amortization expense (EBITDA);
  •
  health, safety and environmental performance; and
  •
  other identifiable strategic or operational targets.

The Compensation Committee retains flexibility to determine the specific performance metric(s) for the annual cash bonus so that it may tailor short-term incentives to the specific goals and needs of the Company at any given point in time. For example, Mr. Petrello's annual cash bonus for 2013 was determined based upon the Company's 2013 EBITDA. The Compensation Committee chose this financial performance metric to incentivize generation of capital to further strengthen the Company's ability to grow, improve our competitive position and enable us to return value to shareholders. Based on the Company's performance in 2013, Mr. Petrello earned a bonus of $1.48 million, roughly 87% of target performance and over 90% less than his bonus in 2012. For 2014, the Compensation Committee again chose the Company's 2014 EBITDA objectives to determine the amount, if any, of Mr. Petrello's annual cash bonus.

Mr. Restrepo's annual cash bonus is also targeted at base salary and capped at two times base salary. Mr. Restrepo's 2014 annual cash bonus, if any, will be determined based upon the Company's 2014 performance against targets for EBITDA and for general and administrative expenses.

Mr. Petrello's employment agreement also provides for long-term equity incentives. To incentivize long-term shareholder return, Mr. Petrello receives restricted stock that vests depending upon the Company's performance relative to the Performance Peer Group defined above over a three-year period ("TSR Shares"). The agreement provides that the target number of TSR Shares that will vest is valued at 150% of base salary, with a maximum number of TSR Shares valued at twice that amount. Minimum performance criteria apply before any TSR Shares vest. In determining the Performance Peer Group, the

 28        2014 Proxy Statement

Compensation Committee, in consultation with BDO, eliminated from the Compensation Peer Group companies whose operations, although requiring similar management skills, are nevertheless not comparable to the Company's business lines and therefore do not provide a meaningful basis for measuring relative shareholder return. Other significant competitors in each of the Company's business lines were then added to provide a comprehensive means for evaluating total shareholder return. The resulting Performance Peer Group is comprised of the following:

Halliburton Company	Baker Hughes Incorporated
Ensco plc	Weatherford International Ltd.
Diamond Offshore Drilling, Inc.	Noble Corporation
Helmerich & Payne, Inc.	Rowan Companies plc
Superior Energy Services, Inc.	Patterson-UTI Energy, Inc.
Key Energy Services, Inc.	RPC, Inc.
National Oilwell Varco, Inc.	Transocean Ltd.
Unit Corporation

The Compensation Committee has discretion to adjust the composition of the Performance Peer Group and to set the threshold, target and maximum performance criteria to reflect current circumstances. At the recommendation of BDO, for the TSR Shares granted in 2013, the target will be achieved if the Company ranks at the median of the Performance Peer Group for TSR during the period 2013 through 2015. If the Company ranks in the first quintile, TSR Shares will vest at the maximum level, and the Company must rank at least in the fourth quintile for any TSR Shares to vest (at 25% of maximum). Other rankings yield proportionate results. The percentage of maximum shares earned is shown in the table below:

TSR Rank	&zwsp;	Percentage of Maximum Shares Earned	&zwsp;
1, 2 or 3		100%
4 or 5		75%
6 or 7		60%
8 or 9		50%
10 or 11		40%
12 or 13		25%
14, 15 or 16		0%

Mr. Restrepo's agreement also provides that he will receive TSR Shares, beginning in 2014. The target number of TSR Shares that will vest is valued at 1x his base salary, with a maximum number of TSR Shares valued at twice that amount. The TSR Shares granted in 2014 to Messrs. Petrello and Restrepo will vest based on the rankings reflected in the table above for the period 2014 through 2016.

In addition, Mr. Petrello's employment agreement provides for long-term equity incentives in the form of restricted stock based upon the achievement of specific financial or operational objectives ("Performance Shares"). Once earned, Performance Shares are then subjected to three-year vesting requirements. Performance Shares are targeted at 200% of base salary, with a maximum award of twice that amount, and are also subject to a minimum threshold before any amount can be earned. The financial or operational objectives may include one or more of the following:

  •
  earnings per share;
  •
  EBITDA;

    2014 Proxy Statement       29

  •
  health, safety and environmental performance; and
  •
  other identifiable strategic or operational targets, and may be the same or different than the objectives upon which the annual cash bonus is based.

The Compensation Committee retains flexibility to determine the specific performance metric(s) for Performance Shares so that it may tailor these long-term incentives to the specific goals and needs of the Company at any given point in time. For example, the performance criteria associated with Performance Shares that could be earned during 2013 were tied to initiatives related to streamlining our business operations and various technological advancements, including:

  •
  divestiture of non-core assets and businesses;
  •
  delivery of contracted PACE®-X rigs;
  •
  development of performance-based measuring tools designed to enhance operational performance; and
  •
  further technological innovations.

The Compensation Committee chose these criteria to incentivize continued focus on our core businesses, strengthening of our financial position and incremental technological differentiation aimed at enhancing efficiency and market share. Performance Share goals for 2013 were achieved at 190% of target. As a result, in February 2014 Mr. Petrello was awarded restricted shares that vest over a three-year period valued at 1.9x target, or $6.46 million.

Mr. Restrepo's employment agreement also provides for Performance Shares that, once earned, are then subjected to three-year vesting requirements. Those Performance Shares are targeted at base salary, with a maximum award of twice that amount, and are also subject to a minimum threshold before any amount can be earned. The performance criteria associated with Performance Shares that can be earned by Messrs. Petrello and Restrepo during 2014 are tied to initiatives related to streamlining our business operations, enhancing our competitive market position and strengthening our financial position.

In connection with the termination of his old employment agreement, and because the long-term incentives subject to TSR do not begin to vest until 2016, Mr. Petrello received incentives in the form of a one-time stock grant valued at $27 million, which vested immediately, $18 million in cash, and a one-time award of restricted shares valued at $15 million and scheduled to vest through 2016 when his long-term performance awards become eligible to vest.

Other Named Executive Officers

We provide incentives to our other named executive officers in two categories: (1) annual cash performance bonuses and (2) long-term incentives that are delivered in the form of restricted stock, stock options or other equity awards. The Compensation Committee balances the goals of rewarding past performance and incentivizing future performance and retention in determining the amount and form of these incentives. Through our annual cash bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

Annual incentive awards are not guaranteed. Generally, the Compensation Committee determines the amount available for annual cash bonuses based upon the achievement of financial and operational objectives of the Company as a whole and the individual business unit or corporate department. Bonuses are then allocated based upon individual performance. As with awards to our CEO, the annual cash bonus is subject to a minimum threshold, target and maximum payout based upon:

  •
  financial metrics such as operating income, cash flow and days sales outstanding;
  •
  nonfinancial criteria including attainment of safety goals and employee turnover; and
  •
  other identifiable strategic or operational targets.

 30        2014 Proxy Statement

The financial criteria were selected because of the unique impact each has on the generation of cash flow, strengthening our financial position and share price, while the nonfinancial criteria are key drivers of operational excellence aimed at achieving our long-term goals. Other targets are selected based upon the specific goals and needs of the Company at any given point in time. The Compensation Committee determines annual incentive equity awards for the other named executive officers and senior leadership team as a multiple (generally 1x to 2x) of the annual cash bonus, based upon a subjective evaluation of the executive's performance. The subjective evaluation allows for the consideration of the executive's contributions to the success and growth of the Company, whether or not encompassed in objective performance criteria. Because of the heavy influence of both individual and corporate performance on the determination of the amount of equity awards and because the future value of those awards is inherently subject to the risk of future stock performance, the Compensation Committee typically provides for time-vesting of those awards to encourage retention.

For 2013, as in prior years, long-term incentives were determined by multiplying the value of the annual cash bonus amount by a multiple determined for the applicable executive based upon position and performance, and delivering the resulting value in the form of equity, based on the value of our stock. For example, Mr. Wood earned an annual cash bonus of $190,000 for 2013 based upon the Company's overall performance and his performance against specific goals. He also received a long-term incentive award in the form of restricted shares, the number of which was determined by using a multiplier of one and dividing the resulting amount by the value of our stock on the grant date. Based on this calculation, he was granted 9,091 shares of restricted stock, with the restrictions lapsing ratably over four years.

Our named executive officers' annual cash bonuses for 2013 are reported in the Summary Compensation Table under the column entitled "Bonus". The grant-date values of long-term incentives granted to our named executive officers in 2013 are reported in the "Stock Awards" column of that table.

Equity Award Policy

The Company has established a Stock Option/Restricted Stock Award Policy that applies to the grant of equity incentive awards to all employees, including our named executive officers. The policy does not restrict the timing of awards, although the Compensation Committee typically makes awards to our named executive officers and senior leadership at its first meeting each year, which usually occurs in February following publication of our annual results.

Pursuant to this policy, the Compensation Committee delegated authority to the CEO, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees. All awards granted by the CEO are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2013, the CEO was delegated authority to grant up to an aggregate of 1,000,000 restricted shares to employees.

Retirement Benefits

Our named executive officers are eligible to participate in the following retirement plans:

  •
  a tax-qualified 401(k) plan, and
  •
  a nonqualified deferred compensation plan (the "Deferred Compensation Plan").

Collectively, these plans facilitate retention and provide our named executive officers an opportunity to accumulate assets for retirement. The 401(k) plan is a tax-qualified, defined-contribution benefit plan covering substantially all our employees. A description of the Deferred Compensation Plan, the benefits of our named executive officers under that plan and the Executive Plan described below, as well as the terms

    2014 Proxy Statement       31

of their participation can be found in the Nonqualified Deferred Compensation table and the discussion preceding that table later in this proxy statement.

Messrs. Petrello and Wood are also eligible to participate in the Executive Deferred Compensation Plan (the "Executive Plan"). Pursuant to Mr. Petrello's employment agreement, and at the end of each calendar quarter he remains employed in 2013 and through the first quarter of 2019, Nabors credits $300,000 to an account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65 or earlier, (a) to the extent of contributions in excess of $250,000 per quarter and earnings thereon, which will be distributed to Mr. Petrello when he reaches age 62 or (b) upon his termination of employment for any reason other than for cause. Mr. Petrello will forfeit his account balance under this plan upon termination of employment for cause. The Compensation Committee elected to credit to Mr. Wood's account under the Executive Plan $125,000 in each of 2011 and 2012 and $150,000 in 2013. Mr. Restrepo is also eligible to participate in the Executive Plan.

Other Benefits and Perquisites

All of our employees, including our named executive officers, may participate in health and welfare benefits plans. Our named executive officers may also receive company-sponsored club memberships and/or an automobile allowance as part of their overall compensation package. In addition, Mr. Petrello receives additional benefits under the terms of his employment agreement, as described in the section entitled "Employment Agreements".

Share Ownership Policy

We encourage our named executive officers to own the Company's shares to further align their interests with those of other shareholders. Mr. Petrello's employment agreement requires that he own shares with an acquisition-date value of five times his base salary. Acquisition value was chosen as the appropriate measure because of the volatility of stock prices in our industry and the complications that may arise from the use of a fluctuating valuation method. As noted in the Beneficial Ownership of Company Common Stock table, Mr. Petrello currently owns 6,970,737 shares, exclusive of stock options, which represent over 2% of our outstanding shares. None of our other named executive officers was subject to a minimum share ownership requirement in 2013. Effective upon his commencement of employment in March 2014, Mr. Restrepo is required to own shares with an acquisition-date value of three times his base salary. He currently owns 294,413 shares.

Aside from these minimum share ownership requirements and vesting requirements applicable to individual awards, the Company does not require our executives to hold shares for any specified minimum period of time. The Compensation Committee has considered our named executive officers' history of holding shares for significant periods of time throughout cyclical industry and market turns, infrequent sale of shares and exercise of options, ongoing substantial share ownership and the legitimate interests of long-time employees in diversifying their assets, and concluded that additional retention requirements are not necessary at this time.

Termination and Change-in-Control Arrangements

Severance protection, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we have provided such protection for Messrs. Petrello, Restrepo and Wood. Detailed information regarding Messrs. Petrello's and Restrepo's employment agreements and the severance benefits they provide is included in the section below entitled "Employment Agreements". Information regarding severance benefits available to Mr. Wood upon a change in control is included in the section below entitled "2013 Potential Payments upon Termination or Change in Control".

 32        2014 Proxy Statement

Risk Assessment

The Compensation Committee continues to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, to ensure that these arrangements do not encourage our executives to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the "Code") limits to $1 million the amount of compensation that we may deduct in any year with respect to any of our named executive officers, other than the Chief Financial Officer. Certain performance-based compensation approved by shareholders is not subject to the limit. At our last annual general meeting, shareholders approved an Incentive Bonus Plan, the purpose of which was to provide us the flexibility to grant annual cash incentive bonuses to our named executive officers that could qualify as performance-based compensation under section 162(m). Although we intend to take reasonable steps to obtain deductibility of compensation, we reserve the right not to do so in our judgment, particularly with respect to retaining the service of our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the CD&A provided above. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,
THE COMPENSATION COMMITTEE John V. Lombardi, Chairman Michael C. Linn John Yearwood

    2014 Proxy Statement       33

2013 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Anthony G. Petrello	2013	1,700,000	1,479,000	18,686,961	0	0	32,460	46,347,766	68,246,187
Chairman of the Board,	2012	1,100,000	17,502,000	0	0	0	22,944	1,109,625	19,734,569
President and Chief	2011	1,100,000	13,629,000	0	0	0	14,793	1,252,684	15,996,477
Executive Officer
R. Clark Wood	2013	329,310	190,000	200,000	0	0	3,679	161,246	884,235
Principal Accounting and	2012	299,328	196,000	150,000	0	0	2,471	136,119	783,918
Financial Officer	2011	264,714	150,000	610,000	0	0	1,491	133,549	1,109,754
Mark D. Andrews	2013	200,000	60,000	65,000	0	0	0	84,182	409,182
Corporate Secretary	2012	190,000	65,000	50,000	0	0	0	83,114	388,114
	2011	180,000	50,000	30,000	0	0	0	80,583	340,583
(1)
A portion of Mr. Petrello's contractual salary is deemed to include payment for his service as a director of the Company. The amount in this column for 2013 includes $100,000 paid as director's fees to Mr. Petrello.

(2)
For 2011, Mr. Petrello received $8,745,450 of his bonus in cash and voluntarily agreed to accept the remainder in the form of stock options that were granted in August 2011. The contractual cash bonus for Mr. Petrello is described above under "Annual Performance Bonus and Long-Term Incentives".

(3)
Option amounts shown in this column reflect the grant-date fair value of stock option awards. The fair value was determined using the Black-Scholes model for option pricing, utilizing assumptions detailed in our annual report on Form 10-K for the applicable year.

(4)
Except as otherwise described below, the amounts shown in this column reflect the value of restricted stock awards based on the grant-date closing price of our stock. For Mr. Petrello, the amount includes a one-time grant of restricted shares valued at $15,000,000 received in connection with the restructuring of his employment agreement, described above. These shares vest in three equal annual installments ending in 2016. The remaining amount for Mr. Petrello reflects the grant of maximum TSR Shares eligible to vest in 2016. Pursuant to Mr. Petrello's employment agreement, the number of shares granted was determined using the average daily closing price of our shares on each of the 20 business days prior to January 1, 2013. The grant-date fair value of the TSR awards was determined based on a Monte Carlo model, using the assumptions detailed in our annual report on Form 10-K.

(6)
The amounts in this column are attributable to above-market earnings in the Executive Plan. Above-market earnings represent the difference between the 6% interest rate earned under the plan and 5.35%, which is 120% of the Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2008. Nonqualified deferred compensation activity for 2013 is detailed in the 2013 Nonqualified Deferred Compensation Table.

 34        2014 Proxy Statement

(7)
The All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Years	Insurance Benefits(a)	Club Membership	Imputed Life Insurance(b)	Automobile Allowance	Other(c)	NQP Company Match	401(K) Company Match	Total
Anthony G. Petrello	2013	0	22,587	7,198	23,315	46,289,445	0	5,231	46,347,776
	2012	0	28,415	4,567	25,434	1,046,363	0	4,846	1,109,625
	2011	0	22,535	4,567	19,971	1,200,942	0	4,669	1,252,684
R. Clark Wood	2013	0	0	300	0	150,000	1,641	9,305	161,246
	2012	0	0	270	0	125,000	1,584	9,265	136,119
	2011	0	0	223	0	125,000	2,699	5,627	133,549
Mark D. Andrews	2013	0	0	0	0	84,182	0	0	84,182
	2012	0	0	0	0	83,114	0	0	83,114
	2011	0	0	0	0	80,583	0	0	80,583
(a)
The economic benefit related to a split-dollar life insurance arrangement was $23,743 for Mr. Petrello for 2013. These amounts were reimbursed to the Company during 2013. The benefit as projected on an actuarial basis was $1,119,304 before taking into account any reimbursements to the Company. We have used the economic-benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002.

(b)
Represents value of life insurance premiums for coverage in excess of $50,000.

(c)
The amount in this column for Mr. Petrello for 2013 includes contributions to the Executive Plan of $1,200,000 and aircraft fees of $89,445. In addition, the "Other" column for Mr. Petrello includes a one-time payment in the amount of $45,000,000, of which $27,000,000 was paid in shares of our stock, upon the termination of his previous employment agreement.

  The amount in this column for Mr. Wood for 2013 reflects contributions to the Executive Plan.

  The amount in this column for Mr. Andrews for 2013 includes a housing allowance of $48,000, as well as reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2013 GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of restricted stock awards or stock options made to a named executive officer under any plan during the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of	All Other Option Awards Number of Securities Underlying	Exercise Or Base Price of Options	Grant-Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)(2)	Options (#)	Awards ($/Share)	Awards ($)
Anthony G. Petrello	3/7/13	N/A	N/A	N/A	88,483	176,967	353,933	2,540,835	N/A	N/A	$45,686,961
R. Clark Wood	2/21/13	N/A	N/A	N/A	N/A	N/A	N/A	12,225	N/A	N/A	$200,000
Mark D. Andrews	2/21/13	N/A	N/A	N/A	N/A	N/A	N/A	3,973	N/A	N/A	$65,000
(1)
Pursuant to his employment agreement, these shares are eligible to vest in 2016 based upon the Company's three-year TSR performance relative to the Performance Peer Group.

(2)
Restricted shares granted in March 2013 to Mr. Petrello in connection with the termination of his previous employment agreement include a one-time stock award of 1,633,394 shares which vested immediately. Also in March 2013, Mr. Petrello received in connection with his new employment agreement 907,441 restricted shares scheduled to vest ratably over a three-year period. Messrs. Wood's and Andrews' awards granted in February 2013 relate to 2012 performance and are scheduled to vest ratably over a four-year period.

    2014 Proxy Statement       35

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table shows unexercised options, restricted stock awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2013. The amounts reflected as Market Value are based on the closing price of our common stock ($16.99) on December 31, 2013 as reported on the NYSE.

	Option Awards				Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares That Have Not Vested ($)
Anthony G. Petrello(1)	950,000	0	$22.955	2/20/2014
	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015
	1,698,427	0	$9.870	2/25/2019
	1,726	0	$20.900	9/30/2019
	750,000	0	$16.360	8/22/2021
					907,441	15,417,423	N/A	N/A
					N/A	N/A	176,967	3,006,669
R. Clark Wood(2)	1,500	0	$23.990	2/20/2014
	1,762	0	$29.790	2/24/2015
	27,460	0	$9.180	3/10/2019
					1,069	18,162	N/A	N/A
					10,839	184,155	N/A	N/A
					189	3,211	N/A	N/A
					5,043	85,681	N/A	N/A
					12,225	207,703	N/A	N/A
Mark D. Andrews(3)	3,397	0	$9.870	2/25/2019
	2,746	0	$9.180	3/10/2019
					321	5,454	N/A	N/A
					542	9,209	N/A	N/A
					1,681	28,560	N/A	N/A
					3.973	67,501	N/A	N/A
(1)
Mr. Petrello's restricted stock is scheduled to vest as follows: 302,481 shares vested on 3/7/14; 302,480 shares vest on 3/7/15; and 302,480 shares vest on 3/7/16. The Equity Incentive Plan Awards reflect the outstanding TSR shares that would vest based upon achieving target performance goals. Based upon the Company's TSR relative to our Performance Peer Group for 2013, the number of shares that would vest exceeds the threshold, but is below target. These shares are not scheduled to vest until after the performance cycle ending 12/31/15.

(2)
Mr. Wood's restricted stock is scheduled to vest as follows: 5,419 shares vested on 2/17/14; 1,069 shares vested on 2/18/14; 3,056 shares vested on 2/21/14; 1,681 shares vested on 2/24/14; 94 shares vested on 3/15/14; 5,420 shares vest on 2/17/15; 3,056 shares vest on 2/21/15; 1,681 shares vest on 2/24/15; 95 shares vest on 3/15/15; 3,056 shares vest on 2/21/16; 1,681 shares vest on 2/24/16; and 3,057 shares vest on 2/21/17.

(3)
Mr. Andrews' restricted stock is scheduled to vest as follows: 321 shares vested on 2/18/14; 271 shares vested on 2/17/14; 993 shares vested on 2/21/14; 560 shares vested on 2/24/14; 271 shares vest on 2/17/15; 993 shares vest on 2/21/15; 560 shares vest on 2/24/15; 993 shares vest on 2/21/16; 561 shares vest on 2/24/16; and 994 shares vest on 2/21/17.

2013 OPTION EXERCISES AND STOCK VESTED

The following table shows stock options exercised by the named executive officers and restricted stock awards vested during 2013. The value realized on the exercise of options is calculated by subtracting the exercise price per share from the market price per share on the date of the exercise.

 36        2014 Proxy Statement

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony G. Petrello	0	0	1,633,394	27,000,000
R. Clark Wood	0	0	8,262	143,726
Mark D. Andrews	0	0	1,151	19,599

2013 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and cash bonus and, through 2013, to receive Company matching contributions in excess of contributions allowed under our 401(k) plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company.

Under our Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at 6%. Mr. Petrello has elected to participate in this fund, as have some of our other senior leaders. Distributions from the Executive Plan are made in the form of lump-sum payments upon death, disability, termination without cause (as defined), upon vesting or upon departure from the Company after vesting, which generally occurs three to five years after a contribution to the participant's account.

Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under our nonqualified deferred compensation plans.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals Distribution ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Anthony G. Petrello	0	1,200,000	282,677	0	5,644,677
R. Clark Wood	26,252	151,641	63,037	0	763,531
Mark D. Andrews(5)	0	0	0	0	0
(1)
The amounts shown reflect contributions to the Deferred Compensation Plan.

(2)
The amounts shown for Messrs. Petrello and Wood include contributions of $1,200,000 and $150,000, respectively, to the Executive Plan. All other amounts in that column reflect company matching contributions to the Deferred Compensation Plan. These amounts are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)
The amount shown for Mr. Wood includes earnings of $31,257 in the Deferred Compensation Plan. All other amounts reflect earnings in the Executive Plan. The portion of these amounts representing above-market earnings is reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

(4)
The amount shown for Mr. Wood includes a balance of $165,461 in the Deferred Compensation Plan. All other amounts reflect balances in the Executive Plan.

(5)
Mr. Andrews does not participate in either of our nonqualified deferred compensation plans.

    2014 Proxy Statement       37

EMPLOYMENT AGREEMENTS

Mr. Petrello's compensation during 2011 and 2012 was governed by a 2001 employment agreement that was amended in 2009. The Compensation Committee terminated that agreement and negotiated a new agreement effective January 1, 2013 that significantly restructured Mr. Petrello's compensation arrangements. Effective with the commencement of his employment in March 2014, Mr. Restrepo's compensation is also governed by an employment agreement.

Mr. Petrello's current employment agreement provides for an initial term of five years, with automatic one-year extensions at the end of each term, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause. Neither Mr. Petrello nor the Company has provided notice of termination.

Mr. Restrepo's employment agreement provides for an initial term through 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination one year prior to such anniversary. Such notice by the Company does not constitute a constructive termination under Mr. Restrepo's agreement.

In addition to a base salary, the employment agreements for Messrs. Petrello and Restrepo provide for an annual cash bonus targeted at base salary, with a cap of twice that amount. The actual bonus paid is based on the achievement of certain financial and operational performance metrics established by the Compensation Committee from time to time, and is subject to certain minimum performance criteria before any bonus will be paid.

Pursuant to their employment agreements and to incentivize long-term shareholder return, Messrs. Petrello and Restrepo receive TSR Shares (as defined above) that vest depending upon the Company's performance relative to the Performance Peer Group (also defined above). For Mr. Petrello, the target number of TSR Shares that will vest is valued at 150% of base salary, with a maximum number of TSR Shares valued at twice that amount. For Mr. Restrepo, the target number of TSR Shares that will vest is valued at base salary, with a maximum number valued at twice that amount. TSR Shares are also subject to minimum performance requirements for any shares to vest. The Compensation Committee maintains discretion to adjust the composition of the Performance Peer Group and to set the threshold, target and maximum performance criteria as necessary to reflect current circumstances. In addition, both executives receive Performance Shares (as defined above) determined based upon the achievement of specific financial or operational objectives. Once earned, Performance Shares are then subjected to three-year vesting requirements. For Mr. Petrello, Performance Shares are targeted at 200% of base salary, with a maximum award of twice that amount. For Mr. Restrepo, Performance Shares are targeted at base salary, with a maximum award of twice that amount. Performance Shares are also subject to a minimum threshold before any amount can be earned. Again, the Compensation Committee retains flexibility to determine the specific performance metric(s) for Performance Shares so that it may tailor these long-term incentives to the specific goals and needs of the Company in a given year. For 2013, Mr. Petrello earned Performance Shares valued at 1.9 times target, or $6.46 million. Those shares were granted in February 2014 and vest in three annual installments.

Mr. Petrello participates in the Company's Executive Plan. For each quarter during 2011 through 2012, Nabors credited $250,000 to his account under the plan. Effective in 2013, for each quarter Mr. Petrello remains employed through the first quarter of 2019, Nabors will credit $300,000 to Mr. Petrello's account under the plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65, or earlier (1) when he reaches age 62, to the extent of any quarterly contributions in excess of $250,000, together with accumulated deemed earnings thereon or (2) upon termination of employment for any reason other than cause, but will be forfeited upon his earlier termination of

 38        2014 Proxy Statement

employment for cause. Mr. Restrepo is also eligible to participate in the Executive Plan on the same basis as other senior leaders. The Compensation Committee retains discretion to determine the amount and timing of any contributions to the Executive Plan for Mr. Restrepo.

Messrs. Petrello and Restrepo may also participate in pension and welfare plans on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board.

Mr. Petrello's and Mr. Restrepo's employment agreements each provide for severance payments in the event the agreement is terminated (i) by Nabors prior to the expiration date of the agreement for any reason other than for cause, including in connection with a change in control, or (ii) by the executive for constructive termination without cause, including in connection with a change in control, each as defined in the employment agreement. Under Mr. Petrello's agreement, termination within twelve months of a change in control (as defined in the agreement), including by voluntary resignation, is considered a constructive termination without cause. Under Mr. Restrepo's agreement, termination within twelve months of a change in control (as defined in the agreement) qualifies as a constructive termination only under circumstances that otherwise qualify as constructive termination (not including voluntary resignation) under the agreement. The executive would have the right to receive, within 30 days of a termination without cause or constructive termination without cause, 2.99 times the sum of the average of his base salary and annual cash bonus during the three fiscal years preceding the termination.

Mr. Petrello's and Mr. Restrepo's employment agreements also provide that, upon the executive's death, disability, termination without cause, or constructive termination without cause, he would receive (i) any unvested stock options and restricted stock outstanding (except for TSR Shares), which will immediately and fully vest; (ii) any amounts earned, accrued or owing to him but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites); (iii) continued participation in medical, dental and life insurance coverage; and (iv) certain perquisites and other or additional benefits in accordance with our applicable plans and programs, including distribution of account balances under the Company's Executive Plan. In addition, under the agreements, (i) any unvested TSR Shares at the time of termination for these reasons will vest at target levels; and (ii) for Mr. Petrello, any unearned Performance Shares will be deemed earned at the maximum level (in the case of death or disability, on a pro rata basis). The Compensation Committee provided for the vesting of outstanding restricted stock, including Performance Shares, and outstanding stock options because in each instance those awards have already been earned based upon performance at the time of grant.

In addition to salary and bonus, Mr. Petrello receives group life insurance, various split-dollar life insurance policies, reimbursement of expenses, and various perquisites (including personal use of company aircraft). The personal umbrella policy in the amount of $5 million that was provided under the old employment agreement has been eliminated. Premium payments under the split-dollar life insurance policies were suspended in 2002. Under Mr. Petrello's new agreement, the Company remains obligated to make contributions during the term of his employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to Mr. Petrello equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force. Mr. Restrepo also receives group life insurance, reimbursement of expenses and various perquisites available to other senior leaders.

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential payments to executive officers, including under Mr. Petrello's employment agreement, on December 31, 2013 for termination upon a change in control, termination without cause or constructive termination without cause (as defined in his employment agreement). The

    2014 Proxy Statement       39

amounts shown assume the termination was effective on December 31, 2013. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Mr. Petrello would have the right to a distribution of his account balance under the Executive Plan, as described above.

Name(3)	Cash Severance		Bonus	Option Awards	Stock Awards		Retirement and Savings Plan Contributions	Welfare Benefits and Out-placement	Tax Gross-ups	Total
Anthony G. Petrello	36,388,300	(1)	0	0	9,806,669	(2)	0	0	0	46,194,969
R. Clark Wood(4)	0		0	0	0		0	0	0	0
Mark D. Andrews	0		0	0	0		0	0	0	0
(1)
Pursuant to his employment agreement, Mr. Petrello would have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change of control, 2.99x the average sum of his base salary and annual cash bonus during the three fiscal years preceding the termination. The cap on the annual cash bonus opportunity beginning in 2013 serves to reduce the potential severance benefit in the future. In two years, when the full effect of the new employment agreement is realized, the severance benefit available would be between $6.7 million and $13.6 million (based on actual 2013 performance and at the current salary level) depending upon performance over the three years preceding termination, with the highest opportunity available only if maximum performance levels have been achieved during that period.

(2)
Pursuant to Mr. Petrello's employment agreement, in the event of a termination without cause or constructive termination without cause, including in connection with a change of control, TSR Shares previously granted to Mr. Petrello would be deemed earned at target, and Performance Shares for the year of termination would be deemed earned at maximum levels. In addition, earned Performance Shares would immediately vest.

(3)
Because Mr. Restrepo joined the Company in 2014, he is not included in the table. Mr. Restrepo's employment agreement provides for termination and change-in-control benefits similar to those in Mr. Petrello's employment agreement, as more fully described in the preceding section entitled "Employment Agreements". The severance payments available to Mr. Restrepo under those circumstances would be between $1.9 million and $5.8 million (based on current salary levels), again depending upon performance over the three years preceding termination.

(4)
The Company entered into a change-in-control agreement with Mr. Wood on April 25, 2014. Pursuant to the agreement, Mr. Wood would have the right to receive, within 60 days of his termination without cause or resignation, within 12 months of a change in control, 2x his highest total annual compensation (excluding amounts received under any deferred compensation program), during any of the three calendar years preceding the termination. Because Mr. Wood's agreement was not in effect in 2013, no amount is listed in the table. However, were a change in control to occur during 2014, the cash severance payable to Mr. Wood upon termination would be $2,049,428, which is two times his total annual compensation (as defined the agreement) for 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2013 was comprised of Dr. Lombardi and Messrs. Linn and Yearwood, all independent directors. None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, or participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC's proxy rules. No executive officer of Nabors serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee or as a director. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

 40        2014 Proxy Statement

 COMPANY PROPOSALS (ITEMS 3-4)

ITEM 3: ADVISORY VOTE ON EXTENSION OF SHAREHOLDER RIGHTS PLAN

Shareholders are invited to vote to approve, on a nonbinding, advisory basis, a one-year extension of our shareholder rights plan (the "Rights Agreement"), which is currently set to expire on July 16, 2016.

The Rights Agreement was initially adopted on July 16, 2012, and it was subsequently amended on April 4, 2013 and July 15, 2013. The Rights Agreement is intended to ensure the fair and equal treatment of the Company's shareholders in connection with any initiative to acquire effective control of the Company. It is also intended to reduce the likelihood that any person or group would gain control of the Company by open market accumulation of common shares or otherwise without paying a control premium for all common shares. The rights issued under the Rights Agreement, as originally adopted, would generally be triggered if a person or group acquired 10% or more of the issued and outstanding common shares of the Company, and the rights under that agreement were initially set to expire on July 16, 2013. The April 4, 2013 amendment exempted our largest shareholder from triggering the rights up to ownership of 14.99% of the Company's issued and outstanding shares, as part of a negotiated standstill agreement, and the July 15, 2013 amendment extended the date on which the rights expire to July 16, 2016 and increased the purchase price for each one-thousandth of a preferred share issued under the Rights Agreement.

Our Board believes that it is in the best interest of shareholders to further extend the expiration date of the rights issued under the Rights Agreement, to July 16, 2017 (the "Rights Agreement Extension"). This belief is based on, among other things, the fact that the Company has historically had several corporate governance features, including allowing shareholders to call special meetings and not requiring a supermajority vote of shareholders to amend the Company's Bye-Laws, which the Board believes are beneficial to shareholders, but which decrease the Company's protection against attempts to gain control of the Company. Additionally, the Company has responded to shareholder requests by declassifying the Board and adopting a director-resignation policy for directors failing to obtain a majority of votes cast in an uncontested election—measures that further limit the Company's defenses against initiatives to acquire effective control. In addition, certain features of Bermuda law uniquely support the need for the adoption and extension of the Rights Agreement. Delaware law, which governs a majority of S&P 500 companies, permits adoption of a shareholder rights plan in a number of circumstances, including following a specific acquisition of shares or other activity aimed at acquiring control of a company, such that many Delaware companies have shareholder rights plans "on the shelf" and adopt them only when circumstances give rise to the need for such a plan. The sole Bermuda case that exists on the subject, however, did not decide the effect of a specific acquisition or other activity on the subsequent adoption of a rights plan. To give clarity and certainty to this shareholder protection tool, the Board believes the initial adoption and subsequent extension of the plan is necessary and appropriate to protect shareholders in the event of an attempt to gain control of the Company.

The following description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement and the two previous amendments thereto (as filed with the Securities and Exchange Commission on July 17, 2012, April 4, 2013 and July 15, 2013, respectively).

The Rights

Upon the adoption of the Rights Agreement, the Board declared the issuance of one preferred share purchase right (a "Right") for each issued and outstanding common share of the Company. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preferred Share, par value $0.001 per share (the "Preferred Shares"), of the Company, at an

    2014 Proxy Statement       41

initial price of $70.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The Board subsequently increased the purchase price to $80.00. Should the Board determine to further extend the expiration date of the Rights Plan, it would also determine whether and to what extent, if any, to further adjust the purchase price.

Exercisability

The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership (including derivative positions) of 10% or more (or greater than 14.99% in the case of our largest shareholder) of the issued and outstanding shares of the Company (or, in the event an exchange is effected in accordance with Section 24 of the Rights Agreement and the Board determines that a later date is advisable, then such later date that is not more than 20 days after such public announcement) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more (or greater than 14.99% in the case of our largest shareholder) of the issued and outstanding shares of the Company (the earlier of such dates being called the "Distribution Date").

Transfer

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Company's common shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new share certificates issued will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any common shares of the Company issued and outstanding as of July 27, 2012, for which the certificate surrendered does not have such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

Preferred Shares

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1000 times any dividend declared per common share. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1000 times the aggregate payment made per common share. Each Preferred Share will have 1000 votes, voting together with the common shares. In the event of any merger, amalgamation, consolidation or other transaction in which common shares of the Company are exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per common share. These rights of the Preferred Shares are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one common share.

Acquiring Person

From and after the time any person becomes an Acquiring Person, if the Rights are or were at any time on or after the earlier of (i) the date of such event and (ii) the Distribution Date acquired or beneficially owned by an Acquiring Person or an associate or affiliate of an Acquiring Person, such Rights shall become null and void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

In the event that, at any time after a person becomes an Acquiring Person, the Company is acquired in a merger, amalgamation or other business combination transaction or 50% or more of its consolidated assets

 42        2014 Proxy Statement

or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of common shares of the Company having a market value of two times the exercise price of the Right. If the Company does not have sufficient common shares to satisfy such obligation to issue common shares, or if the Board so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the common shares issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the date a person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, common shares of the Company (to the extent available) and cash equal in value to the difference between the value of the common shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional common shares of the Company to permit the issuance of common shares upon the exercise in full of the Rights.

At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the issued and outstanding common shares of the Company, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share of the Company per Right (subject to adjustment).

Adjustment

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend or bonus issue on, or a subdivision, consolidation or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a share subdivision of the common shares of the Company or a share dividend or bonus issue on the common shares payable in common shares or subdivisions, consolidations of the common shares occurring, in any such case, prior to the Distribution Date.

Redemption of Rights

At any time prior to the time any person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Governing Law

The Rights Plan is governed by Delaware law.

Expiration

Under the Rights Plan, the Rights are currently set to expire on July 16, 2016, unless that date is extended or unless the Rights are earlier redeemed by the Company.

    2014 Proxy Statement       43

We are asking our shareholders, on a nonbinding advisory basis, to approve the Rights Agreement Extension. Our Bye-Laws and other governing documents and applicable law do not require shareholder approval of the Rights Agreement Extension. However, our Board considers this proposal for shareholders to approve the adoption of the Rights Agreement Extension to be an opportunity for our shareholders to provide direct feedback on an important issue of corporate governance. Nonetheless, if our shareholders do not approve the Rights Agreement Extension, the Board will consider whether to extend the Rights Agreement or permit the rights to expire. The Board may decide, consistent with its fiduciary duties, to adopt the Rights Agreement Extension even if our shareholders do not approve the Rights Agreement Extension.

We ask our shareholders to vote on the following resolution at the meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the extension to July 16, 2017 of the expiration date of that certain Rights Agreement between the Company and Computershare Trust Company, N.A. dated July 16, 2012, as previously amended."

ITEM 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Shareholders are invited to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's compensation disclosure rules. Because Say-on-Pay votes do not reveal shareholders' specific concerns, following last year's vote, our Lead Director, other directors and certain members of management engaged in dialogue with several of our significant shareholders regarding the reasons for their vote. The principal concerns communicated to the Board and our responses were as follows:

Shareholder Concern	Company Response
• size of potential severance payments, particularly for death and disability;

•

eliminated cash severance payment in the event of Mr. Petrello's death or disability;

•

imposed shareholder-requested cap (2.99x the sum of average base salary and bonus) on severance payments in the event of termination without cause or constructive termination without cause;

•

further reduced potential severance payments by capping the annual cash bonus opportunity at 2x base salary;

• nature of short-term incentives (annual cash bonus) – uncapped, use of metric based on cash flow in excess of an equity hurdle, and overall percentage of annual compensation

•

targeted annual cash bonus at base salary, with cap at 2x base salary;

•

eliminated cash flow over equity hurdle and replaced it with financial and operational performance targets (specifically for 2013, EBITDA);

•

annual cash bonus opportunity comprises less than 20% of both target and maximum annual compensation;

 44        2014 Proxy Statement

Shareholder Concern	Company Response
• pay-for-performance disconnect – long-term incentives not tied to TSR and other performance-based metrics; time-vesting awards without any performance requirement;

•

all long-term incentives tied to performance-based metrics;

•

over 40% of awards tied to TSR versus a peer group over a 3-year period;

•

remaining awards tied to achievement of financial or operational performance targets, then further subjected to time-vesting requirements;

• governance concerns raised by shareholder proponents at the 2012 and 2013 annual general meetings related to shareholder input into director nominations;

•

announced a new independent director, as well as a mechanism for nominating another new independent director in 2014, following discussions with largest shareholder;

•

adopted proxy access policy, allowing eligible shareholders to include director nominees with those nominated by the Board in the Company's proxy material;

•

adopted a policy to separate the roles of Chairman and CEO following the tenure of the current Chairman and CEO;

•

removed exemption (previously applied to directors in office since 2002) from age limit policy for directors;

• adoption of shareholder rights plan without shareholder vote.	• submitting shareholder rights plan extension to advisory vote of shareholders at the meeting.

As described in detail under the heading "Compensation Discussion and Analysis", we seek to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have structured our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. To that end, we provide a program of cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors. We use equity-based awards to align executives' interests with those of other shareholders.

In 2013, the Compensation Committee and the Board continued to refine our compensation structure to more closely align with performance the overall compensation to our named executive officers, including potential severance payments. The Board negotiated the termination of Mr. Petrello's prior employment agreement effective December 31, 2012. A new agreement with Mr. Petrello reflecting a complete overhaul of our named executive officer compensation program addressed each of the areas of concern expressed by shareholders in recent years. Specifically:

  •
  With the termination of Mr. Petrello's old employment agreement, the Board:
  •
  eliminated a potential $50 million severance payment in the event of his death or disability.
  •
  abolished both uncapped annual cash bonuses and the bonus metric based on excess cash flow over an equity hurdle.
  •
  Mr. Petrello's new employment agreement, effective January 1, 2013:
  •
  benchmarked compensation at the 75th percentile of our Compensation Peer Group;

    2014 Proxy Statement       45

    •
    subjects more than 80% of his target annual compensation—and more than 90% of his maximum annual compensation—to financial and operational objectives;
    •
    set annual base salary for 2013 at $1.7 million;
    •
    targeted 2013 annual incentive cash bonus at $1.7 million and capped it at $3.4 million, conditioned on meeting measurable financial or operational objectives selected by the Compensation Committee;
    •
    caps termination payments at 2.99x the sum of average base salary and bonus for 3 years prior to termination;
    •
    continues to require his equity ownership of Nabors shares at least 5x his base salary;
    •
    subjects long-term equity incentive awards to performance goals based on TSR relative to a Performance Peer Group (targeted at 1.5x base salary and capped at 3x base salary) and other financial and operational objectives (targeted at 2x base salary and capped at 4x base salary); and
    •
    eliminated certain perquisites.
  •
  In consideration for terminating the prior agreement and entering into the new agreement under which long-term stock awards linked to TSR performance are not eligible to vest before 2016, Mr. Petrello received a one-time stock grant valued at $27 million, which vested immediately, $18 million in cash, and a one-time award of restricted shares valued at $15 million and scheduled to vest through 2016.

The Board believes that the new compensation structure has created a direct alignment between Mr. Petrello's compensation and both the performance of the Company and long-term shareholder value creation. For example, Mr. Petrello's annual bonus for 2013 was tied directly to the short-term financial metric of the Company's 2013 EBITDA. The Company's 2013 EBITDA exceeded the threshold amount, but was only approximately 87% of target performance. Accordingly, Mr. Petrello earned a bonus of roughly 87% of the target amount, or $1.48 million, over 90% less than his bonus in 2012. Mr. Petrello's Performance Share award for 2013, on the other hand, was tied to the achievement of strategic objectives designed to promote long-term growth, as more specifically detailed in the "Compensation Discussion and Analysis—Annual Performance Bonus and Long-Term Incentives" section of this proxy statement. The Compensation Committee chose criteria to incentivize continued focus on our core businesses, strengthening of our financial position and incremental technological differentiation aimed at enhancing efficiency and market share. Performance Share goals for 2013 were achieved at 190% of target. As a result, in February 2014 Mr. Petrello was awarded restricted shares, subject to a further three-year vesting period, valued at 1.9x target, or $6.46 million. The Board believes that accomplishment of those long-term goals has already begun to translate into enhanced shareholder value. By way of reference, although the first tranche of TSR Shares is not eligible to vest until after 2015, the Company ranked fifth in total shareholder return since January 1, 2013 (with a TSR of 62%) and first in total shareholder return since January 1, 2014 (with a TSR of 39.78%) relative to the Performance Peer Group as of the end of the first quarter of 2014. Those rankings at the end of the relevant measurement periods would result in vesting of 75% and 100%, respectively, of the TSR Shares granted in 2013 and 2014. More importantly, that level of performance would signify the strong shareholder value the Board and management strive to deliver.

The vote on this resolution is not intended to address any specific element of compensation, but to advise the Board (including the Compensation Committee) on shareholders' views of our overall executive compensation as described herein. While the vote on executive compensation is nonbinding, the Board of Directors and the Compensation Committee will review the voting results and give consideration to the outcome. We ask our shareholders to vote on the following resolution at the meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to the SEC's compensation disclosure rules,

 46        2014 Proxy Statement

  including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and narrative disclosure."

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board of Directors or the Compensation Committee; nor will it change the fiduciary duties of the Company, the Board of Directors or the Compensation Committee.

The Board has decided that the Company will hold an advisory Say-on-Pay vote each year in connection with its annual general meeting, until the next vote on the frequency of shareholder votes on the compensation of executives or until the Board otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders. The next required advisory vote on the frequency will occur no later than 2017.

SHAREHOLDER PROPOSALS (ITEMS 5-10)

ITEM 5: SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF SPECIFIC PERFORMANCE METRICS IN EQUITY COMPENSATION PLANS

The following shareholder proposal has been submitted to the Company for action by the AFL-CIO Equity Index Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, c/o Marco Consulting Group, 550 W. Washington Blvd., 9th Floor, Chicago, IL 60661. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

RESOLVED:    Shareholders of Nabors Industries Ltd. (the "Company") urge the Compensation Committee ("Committee") to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules ("performance standards") for at least a majority of awards to the named executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the named executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

The Company's 2013 advisory vote on executive compensation received support from only 32 percent. In our opinion, this shows a disconnect between executive pay and long term Company performance which warrants dramatic change.

    2014 Proxy Statement       47

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to asses performance and in what way.

The Company's 2013 Stock Plan provides awards may be subject to nearly 30 metrics including: income before federal taxes and net interest expense; working capital; earnings per share; operating income; gross income; cash flow; gross profit; gross profit return on investment; gross margin return on investment; gross margin; operating margin; earnings before interest and taxes; earnings before interest, tax, depreciation and amortization; return on equity; return on assets; return on capital; return on invested capital; net revenues; gross revenues; revenue growth; annual recurring revenues; recurring revenues; license revenues; sales or market share; and total shareholder return.

We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholder the performance standards establishing the link between Company performance and specific awards—a common practice in the United Kingdom. By way of illustration, not intended to limit the Company's discretion, examples satisfying this proposal are:

  •
  if the Company's share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.
  •
  if the Company's operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposed it for the following reasons.

Shareholders rejected this same proposal last year by an overwhelming margin (nearly 80%), at the same time approving the very stock plan of which the proponents complain by a vote of nearly 70%.

The Company has recently made sweeping changes to its executive compensation program, specifically designed to address concerns discussed with some of our major shareholders and that appear to underlie this proposal. The proponent advocates a more direct connection between executive pay and long-term Company performance, in particular by way of a long-term shareholder return metric. Under the employment agreements with our CEO and CFO, all of their long-term equity awards are tied to specific performance metrics, with nearly half of their annual eligibility tied specifically to the very metric the proponents advance—total shareholder return relative to our peer group over a three-year period. The remaining equity awards are based on other performance criteria determined from time to time to provide flexibility to the Compensation Committee (which is composed exclusively of independent directors) to craft performance metrics that align the incentives of our executives with the specific strategic goals of the Company most relevant at a given time. The Compensation Committee believes it needs flexibility to address specific concerns as the Company executes on its strategic plan and in a cyclical industry. The proponent seeks to encumber the nimbleness typically entrusted to the Board for that very reason.

The Board believes the proposal is unnecessary, ill-advised and impractical. The Company's equity compensation plans already specify objective performance metrics that must be achieved for awards intended to comply with Section 162(m) of the Code to be earned. What the Company deems a discrete set of criteria, broad enough to allow flexibility in varying circumstances, is labeled by the proponent as

 48        2014 Proxy Statement

"multitudinous". If shareholders oppose the scope of performance metrics in any proposed plan, they can vote against the plan. Imposing an artificial set of prerequisites in a multi-year plan before a plan can even be submitted to shareholders is unnecessary, unduly restricts the Board's exercise of its fiduciary duties, and calls upon the Board to exercise a near-prophetic prowess in designing a set of future incentives. Congress and the IRS, in adopting Section 162(m) and the corresponding rules, recognized the traditional role of the board of directors in taking specific actions under more general guidelines established by a company's shareholders. The proponent seeks to thwart the efficiency of that governance structure.

Further, the proposal would impair the Compensation Committee's ability to hire, retain and incentivize executive talent by unnecessarily limiting its discretion. The decision whether to offer equity awards, and the performance metrics that must be achieved in order to earn them, is made in the context of the competitive marketplace for executive talent and the specific needs of the Company at the time. The Board believes that it is in shareholders' best interest to have the responsibility for this ongoing process vested in the Compensation Committee's independent directors, rather than inhibited by the hurdles inherent in this proposal. The unconventional requirements contained in the proposal would put the Company at a competitive disadvantage in hiring and retaining talent—potentially slowing the process upfront, or offering employment on uncertain terms.

Most problematic, the proposal is impractical. Its exception—that it should be implemented so as not to violate existing contractual obligations—virtually negates the entire policy. This policy would have no impact on performance-based awards to our CEO and CFO, whose employment agreements outline specific parameters for performance metrics. For other executive officers, the Company would be required either to commit to performance metrics for equity awards in advance or to hold a shareholder vote on equity compensation plans at least annually. Neither of these options is in shareholders' interests. Setting performance metrics too far in advance would remove the Compensation Committee's ability to closely tie equity grants to the Company's strategic goals. Consequently, performance objectives would become less narrowly tailored in order to account for future uncertainty, or the Company might be tied to outdated performance metrics no longer aligned with its current objectives. Similarly, annual approval would result in significant time and expense. Equity compensation plans typically have a duration of ten years, in part because requiring an annual vote is cumbersome. Furthermore, because the timing of shareholder meetings does not generally coincide with the Company's decisions regarding equity awards to its employees, obtaining shareholder approval would be difficult and costly, if not impossible. Both at the Company and generally in the industry, compensation adjustments and incentive awards are made during the first calendar quarter. Deferring those decisions until after the shareholders' annual meeting or making them contingent on shareholder approval would put the Company at a competitive disadvantage for recruiting and retaining talent. The proposal would also place limitations on the Compensation Committee's ability to tie equity grants to metrics that contain confidential or proprietary information, even if such metrics are the most appropriate measures to properly incentivize employee performance.

On a more fundamental level, the language of the proposal is so vague and ambiguous that its precise application cannot be conceived. The proponent complains of vague standards in current criteria, but puts forth a proposal so vague and ambiguous that it is unclear what shareholders are being asked to vote on or how the proposed policy would be implemented. The proposal fails to specify any of the assumptions necessary to determine whether the "majority of awards" have been awarded pursuant to the metrics requested by the proposal. Ambiguities include:

  •
  whether the "majority of awards" refers to the total number of securities underlying the award, the total value of the award, the total value of the underlying securities awarded, or some other metric;
  •
  whether the "majority of awards" is to be calculated at each issuance of awards under the plan, on a yearly basis, over the life of the plan, or based on some other unspecified time period; and

    2014 Proxy Statement       49

  •
  how to determine the assumptions necessary for the calculation, including the Company's stock prices during an extended period of exercisability, or, in the case of valuation models, measures such as the historic volatility of the Company's stock price and prevailing interest rates.

Additionally, the proposal asks the Compensation Committee "to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance," but fails to explain whether that requires that the plan list the exact number of awards to be awarded to each named executive officer over some period of time, requires that some undetermined measure of awards to be awarded must be disclosed at the time of shareholder approval, or how to determine such amount given that awards may be based on a number of future variables that would be unknown at the time of shareholder approval.

As a result of these ambiguities, neither shareholders nor the Company can fairly determine with any certainty exactly what actions or measures the proposal would require. More importantly, our executive compensation structure has already been dramatically changed, and last year shareholders approved a new equity plan that contains performance metrics typical for companies of our size and scope. In short, the concerns underlying the proposal have already been addressed. Shareholders would not be well served by an unclear policy to address a hypothetical problem. Shareholders came to the same conclusion last year.

ITEM 6: SHAREHOLDER PROPOSAL TO ADOPT A REQUIREMENT THAT SENIOR EXECUTIVES RETAIN 75% OF SHARES

The following shareholder proposal has been submitted to the Company for action by the Trowel Trades S&P 500 Index Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, P.O. Box 75000, Detroit, Michigan 48275. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

RESOLVED:    Shareholders of Nabors Industries Ltd. (the "Company") urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company's senior executives are generally free to sell shares received from our Company's equity compensation plans. In our opinion, the Company's current share ownership guidelines for its senior

 50        2014 Proxy Statement

executives do not go far enough to ensure that the Company's equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company's share ownership guidelines require the CEO to hold an amount of shares equal to five times his salary or about 350,000 shares based on trading prices as the deadline for filing 2014 shareholder proposals approached. In comparison, according to the 2013 proxy statement, the CEO already owned 11 million shares and had more than 5 million shares of equity awards outstanding.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company's equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives "an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases" (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

We urge shareholders to vote FOR this proposal.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

Shareholders rejected this same policy last year by a margin of nearly 75%, in part, we believe, because we already have a share retention policy.

Our Board fully agrees that senior executive ownership of meaningful amounts of the Company's shares creates a beneficial alignment between the long-term interests of shareholders and senior executives. The Company, therefore, imposes significant share ownership requirements for its senior executives and maintains other policies that also align those interests. In light of our existing practices, the strong culture of share ownership that exists among our senior executives, and the numerous deficiencies and potential unintended negative consequences of this proposal that are discussed below, we do not believe that implementation of the proposal is appropriate for the Company. Moreover, because the proponent does not believe that our executives' existing contracts should be altered to conform to the proposal, it is unclear why a policy should be adopted now, with its effect delayed to some future period when best practices may have evolved in a different way than the proponent currently thinks appropriate.

As described in detail in this proxy statement, including in "Compensation Discussion and Analysis—Overview—Our Compensation Philosophy" and "Compensation Discussion and Analysis—How We Determine Executive Compensation", our compensation practices already encourage a focus on long-term performance through incentive awards that either vest or are awarded on the basis of performance metrics. These components work together to incentivize the achievement of the Company's long-term strategic objectives, align financial awards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success.

In order to further align executives' interests with those of the Company, we have established share ownership requirements for our senior officers. For example, our CEO is required to maintain equity

    2014 Proxy Statement       51

ownership with a minimum acquisition value of 5x his base salary throughout the term of his service. Additionally, the requirement in our officers' employment agreements that they not engage in transactions that result in a material conflict of interest with the Company already prevent them from entering into any hedging transactions involving the Company's shares.

Aside from these formal requirements, Nabors has long had a strong culture of executive share ownership. Our executives have traditionally held significant equity stakes in the Company throughout the industry's cyclical ups and downs. Our Chief Executive Officer's current share ownership far exceeds the requirements in his contract; he owns nearly 7 million of the Company's shares (which represents an ongoing investment value of over $167 million as of April 4, 2014). Our senior executives have historically retained a majority of all net after-tax shares received under our equity compensation programs throughout their careers. Mr. Petrello accumulated a significant portion of his holdings by voluntarily accepting equity awards in lieu of cash bonuses, thereby placing earned compensation at the risk of future stock performance. We also note that in each of 2013 and 2014, 950,000 stock options that Mr. Petrello received in 2003 and 2004, respectively, were forfeited upon expiration. Had he exercised those options at the stock's peak price of $50.58, he would have realized over $55 million in compensation. Instead, he retained the options, aligning his interests with those of other shareholders, and they expired without value.

Finally, the rigid approach mandated by the proposal would create undesirable incentives and undermine our ability to hire and retain qualified talent. A requirement to retain at least 75% of the net after-tax shares from all equity awards is unusually high. As such, qualified individuals may be less inclined to accept compensation in the form of equity, an important element in aligning executive compensation with shareholder interests. The proposal would also create a strong incentive for successful senior executives to terminate their employment with the Company in order to realize the value of their equity compensation at the height of their success, a time when retention is most important. A substantial portion of each of our executive officers' compensation is paid in the form of equity awards, and many of our executive officers have had long careers with the Company. As a result, there may be a legitimate desire for executives to diversify their assets. The historically long tenure of our executives has been an important factor in our long-term success, and this proposal would undermine that strength and harm our business. We believe that our Compensation Committee, comprised entirely of independent directors and advised by independent compensation consultants, is best suited to formulate executive share retention requirements that strike an appropriate balance between incentivizing management behavior and permitting executive officers to manage their own financial affairs.

Simply put, executive share retention has never been a problem, and we do not see a need to "fix" it.

ITEM 7: SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING

The following shareholder proposal has been submitted to the Company for action by Appleseed Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, 161 N. Clark St., Suite 2200, Chicago, IL 60601. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

WHEREAS:    We believe tracking and reporting on environmental, social, and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by

 52        2014 Proxy Statement

finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain value from existing sustainability efforts, identify gaps and opportunities in products and processes, publicize innovative practices, structure aligned and prudent executive compensation policies, and recruit and retain employees.

Corporate reporting on sustainability is quickly becoming common practice. Greater than 90% of Global Fortune 250 companies produce sustainability reports; four out of five of these reports are based on the Global Reporting Initiative (GRI) Guidelines. Of the top 100 U.S. companies by revenue, approximately 85% produce sustainability reports. Increasingly, companies are identifying environmental, social, and governance factors relevant to their business and addressing them strategically through sustainability programs and reports.

Comprehensive environmental, social, and governance data on individual companies are readily available through services such as Bloomberg and are used by thousands of institutional investors around the world in their investment decision-making processes.

Nabors Industries does not currently issue a comprehensive report on environmental, social, and governance factors, giving rise to our concern that the company is falling behind its peers in the disclosure and management of these issues. For example, in recent years, Nabors Industries became the focus of public ire over what many saw as extremely excessive executive compensation schemes. Outrage over excessive compensation and the governance practices surrounding Nabors' executive compensation policies have led to shareholder derivative lawsuits and negative press coverage for Nabors Industries.

RESOLVED:    Shareholders request that the Board of Directors prepare a sustainability report describing the company's short- and long-term responses to ESG-related issues, including goals for the reduction of greenhouse gas (GHG) emission, water usage, and adverse environmental impacts of operations, and any linkage made by the company between executive compensation, including departure arrangements, and the company's financial, environmental, and social performance. The report, prepared at reasonable cost and omitting proprietary information, should be published and made available to the public by November 2014.

Supporting Statement

We recommend that the report include a review of policies, practices, and performance metrics related to ESG performance and that Nabors Industries commit to continuous improvement in reporting. We encourage use of the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines (www.globalreporting.org), a globally accepted reporting framework considered the gold standard of reporting.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 7

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

The Board does not believe that production of the type of sustainability report described in this proposal would be a productive use of corporate resources or in the best interest of the Company or its shareholders. Additionally, the specific requirements of the proposal present a variety of practical difficulties.

The Company recognizes the importance of addressing the environmental and social impact of the Company's business. Accordingly, the Company's website and public filings already provide comprehensive disclosures on our environmental, social and governance practices. These disclosures are tailored to the

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Company's specific business and its environmental and social concerns. The "Corporate Responsibility" section of our website provides:

  •
  A statement regarding the Company's commitment to sustainability;
  •
  A description of the Company's history of environmentally conscious operations;
  •
  A summary of the Company's resource management and conservation efforts;
  •
  A description of the Company's efforts to reduce emissions;
  •
  A statement regarding the Company's commitment to safe fluids management and transportation;
  •
  A description of the Company's efforts regarding safe pressure pumping;
  •
  A summary of a secure product management system developed by the Company to disclose chemicals used in its operations;
  •
  A description of the Company's well control efforts;
  •
  A description of the Company's rapid remediation and response program; and
  •
  A summary of the Company's overall safety programs, including the Mission Zero program, a core tenet of which is that zero incidents is an achievable goal.

The proposal recommends a report based on Global Reporting Initiatives Sustainability Reporting Guidelines. A report prepared in accordance with those guidelines would require extensive and detailed scientific and technical analyses, substantial and unreasonable amounts of funds and personnel time, and most likely the employment of consultants with specialized expertise. Ironically, preparing such a report would divert our valuable resources from the actual oversight of environmental, social and governance issues and, in turn, impair the Company's long-term success. Furthermore, such a report could not reasonably be produced in the time frame provided by the proposal.

The Board believes that the Company's proxy statement, other public filings, news releases and our website already provide a comprehensive, wide-ranging and transparent report on our environmental, social, and governance business practices. The report requested by the proposal will provide no meaningful additional safety, health, environmental or social benefits beyond our current practices and no meaningful additional benefit to our shareholders.

ITEM 8: SHAREHOLDER PROPOSAL REGARDING THE VOTE STANDARD FOR DIRECTOR ELECTIONS

The following shareholder proposal has been submitted to the Company for action by the Central Laborers' Pension Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, P.O. Box 1267, Jacksonville, Illinois 62651. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

RESOLVED:    That the shareholders of Nabors Industries Ltd. ("Company") hereby request that the Board of Directors take the necessary steps (excluding those steps that must be taken by shareholders) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections. For purposes of this proposal, a contested election is defined as an election in which the number of director nominees exceeds the number of available board seats.

 54        2014 Proxy Statement

Supporting Statement

In order to provide shareholders a meaningful role in director elections our Company's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

In response to strong shareholder support for a majority vote standard, over 85% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that received more "withhold" votes than "for" votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without the majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 8

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

The Company has already implemented a policy (described below) that addresses the proponent's concerns. Moreover, the standard proposed by the proponent could result in a variety of negative consequences, without providing any benefit to shareholders over the Company's current policy.

In response to shareholder concerns similar to those of the proponent, the Company adopted a policy requiring any director nominee who does not receive the affirmative vote of a majority of the shares voted in connection with his election to promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company's best interests to do so. We believe our governance standards, including this policy, have helped structure and establish a very capable and experienced board. The proposal does not challenge that; it simply suggests that its proposed standard would "improve performance of individual directors and entire boards." The proponent does not explain why such a change is desirable at this Company or articulate any performance deficiencies of any individual member of our Board or even our Board as a whole.

The proponent appears to advocate change for change's sake alone. On the contrary, we believe that adoption of this proposal could disrupt orderly function of the Board and increase the possibility of failed elections, which could annually create an additional, and potentially expensive, process of identifying and

    2014 Proxy Statement       55

electing new directors to fill vacant Board positions. Such vacant positions would increase the workload of the remaining directors and potentially disrupt the normal function of our Board committees. At the Company's 2013 annual general meeting of shareholders, two of the director nominees received less than a majority of the votes cast and tendered their resignations immediately following the meeting. After considering the current structure of the Board, the Company's strategic needs, shareholders' expressed reasons for withholding votes, and the significant roles each director played in addressing shareholder concerns by initiating changes in governance and historical compensation practices, the Governance & Nominating Committee recommended that the Board not accept the resignations. The Board determined that acceptance of the resignations would not be in the Company's best interests at the time and voted unanimously to reject the resignations. This result demonstrates the advantages in the Company's current policy over the rigid structure in the proposal. The Board can use its discretion to analyze the needs of the Board and the concerns of the shareholders and reach a resolution that avoids a "failed" election.

In addition to the potential instability resulting from a "failed" election, the standard proposed results in uncertainty due to its relative novelty when applied to the election of directors. A task force of the American Bar Association's Committee on Corporate Law chaired by former Chief Justice Norman Veasey, of the Delaware Supreme Court, studied the possible pros and cons of applying a majority vote standard to the election of directors. The Committee concluded that the existing plurality default rule in the Model Business Corporation Act was preferable, noting that "the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule."

In sum, the Company has already adopted a policy that addresses the proposal's concerns, and the Board does not perceive any benefit to the proposed change. The Board believes the possible detriment resulting from the change is neither necessary nor desirable.

ITEM 9: SHAREHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYE-LAW

The following shareholder proposal has been submitted to the Company for action by the New York City Employees' Retirement System, The New York City Fire Department Pension Fund, The New York City Teachers' Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, along with additional co-sponsors, the beneficial owners of more than $2,000 in market value of the Company's stock, One Centre Street, Room 629, New York, NY 10007-2341. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

RESOLVED:    Shareholders of Nabors Industries Ltd. ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require Nabors to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. Nabors shall allow shareholders to vote on such nominee on Nabors' proxy card.

 56        2014 Proxy Statement

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Nabors' bylaws, should provide that a Nominator must:

  a)
  have beneficially owned 3% or more of Nabors' outstanding common stock continuously for at least three years before the nomination is submitted;
  b)
  give Nabors written notice within the time period identified in Nabors' bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and
  c)
  certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with Nabors shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Nabors' proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Nabors.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe long-term shareholders should have a meaningful voice in electing directors. The case for Nabors is compelling: the Board has repeatedly awarded excessive CEO compensation and perks despite long-term underperformance, lacks sufficient independence and has been unresponsive to shareholder concerns.

These are among the reasons Nabors' shareholders:

  •
  Rejected management's say-on-pay vote for the past three years.
  •
  Withheld the majority of votes cast from directors John Lombardi and John Yearwood in 2013 and director Myron Sheinfeld in 2011, all of whom remain on the board.
  •
  Cast the majority of votes cast in favor of this proxy access proposal in 2012 and 2013.

Among other safeguards, our proposal includes a 25% limit on shareholder nominees to ensure that it will not facilitate a disruptive change of control.

We urge shareholders to vote FOR this proposal.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 9

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

At last year's annual general meeting of shareholders, an identical proposal failed to receive the requisite shareholder vote for approval. Nevertheless, in response to that proposal and following extensive dialogue with one of the prior proponents of the proxy access proposal, the Board recently adopted a revised Policy Regarding Director Candidates Recommended by Shareholders that provides for proxy access (our "proxy

    2014 Proxy Statement       57

access policy"). Because our proxy access policy provides shareholder director nominees with access to the proxy as the proposal requests, the Board believes this proposal is unnecessary.

Our proxy access policy, available on our website, provides that a single shareholder may nominate a single director candidate for inclusion in the Company's proxy materials if the shareholder has continuously owned 5% or more of the Company's outstanding common shares for at least three years commencing on or after June 3, 2014, and meets certain procedural requirements. With the adoption of this policy, we became only the third company in the S&P 500 to provide any type of proxy access. Our policy tracks the proposal in all respects except for the threshold of share ownership required to obtain proxy access. Our proxy access policy requires continuous 5% ownership for three years, and the Board has announced its intention to review that share ownership threshold in three years in the context of prevailing practices at other S&P 500 companies and discussions with shareholders. In adopting the 5% ownership threshold, the Board balanced shareholder interest in proxy access with the transparency and accountability that comes from setting the threshold equivalent to the SEC's threshold for public disclosure of ownership. This threshold still provides long-term shareholders with the meaningful voice in director elections that the proponent advocates. In fact, the California State Teachers' Retirement System, one of the 2012 co-proponents, has commented that this change provides "significant benefits to Nabors shareholders. After many productive conversations with Nabors—and particularly Messrs. Petrello and Yearwood—regarding proxy access and other issues, we commend the positive progress the company has made in strengthening its corporate governance principles on the issues of most interest to shareholders."

Shareholders also have other means of influencing the director nomination process. The Governance and Nominating Committee, which is comprised entirely of independent directors and has the responsibility to identify and nominate qualified director candidates to serve on our Board, has in place a procedure for individuals to recommend director candidates, which is described above in "Corporate Governance—Key Governance Topics—Director Nominations." This procedure gives shareholders an opportunity to recommend director candidates to the Board and have their qualifications properly reviewed by the Governance and Nominating Committee without any minimum share ownership requirement. Notably, the proponents do not allege that any director candidate proposed by any shareholder has ever failed to receive due consideration. In fact, the Company has demonstrated its willingness to engage with shareholders regarding proposed director nominees. For example, following discussions with our largest shareholder and others, the Board agreed to nominate two new independent directors, one each in 2013 and 2014, one of which was nominated at the suggestion of the shareholder.

Notwithstanding these policies, the proponents continue to allege that the Board has been unresponsive to shareholder concerns. The arguments they make are stale, having already been addressed by the Board. Far from being unresponsive, we have detailed throughout this proxy statement the steps the Board has taken in direct response to shareholder concerns. The Board—and management—have not only engaged in extensive dialogue with shareholders, but have taken a number of steps, including where possible amending contractual compensation obligations, to respond to shareholder concerns. As discussed repeatedly above, the current Board has completely restructured our Chief Executive Officer's compensation in response to shareholder concerns.

The proponents also note that certain directors experienced low favorable votes. In response to shareholder concerns raised previously and in discussions with the Lead Director and others, however, those very directors have voted to:

  •
  adopt the proxy access policy described above;
  •
  adopt a policy that, following the time when the Company's current Chief Executive Officer is neither Chief Executive Officer nor the Chairman of the Board, requires that the Company's Chairman of the Board be an independent member of the Board;

 58        2014 Proxy Statement

  •
  submit an extension of the Company's shareholder rights plan to an advisory vote of shareholders;
  •
  require any director who does not receive majority support to tender his resignation;
  •
  declassify the Board;
  •
  appoint four new independent directors; and
  •
  significantly reduce executive compensation.

The Board believes that the proponents' concerns about shareholder nomination of directors are more than adequately addressed by the Company's current policies.

ITEM 10: SHAREHOLDER PROPOSAL REGARDING THE VOTE STANDARD ON ALL MATTERS EXCEPT DIRECTOR ELECTIONS

The following shareholder proposal has been submitted to the Company for action by the California Public Employees' Retirement System, the beneficial owners of more than $2,000 in market value of the Company's stock, P.O. Box 942707, Sacramento, CA 94229-2707. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

RESOLVED:    The shareowners of Nabors Industries Ltd. (the "Company") recommend that the Company amend its bye-laws, in compliance with the law and required processes, to explicitly set out that approval of all matters other than the election of directors, be calculated by a majority of the votes cast—using consideration of only "for" votes, "against" votes, and abstentions. Broker non-votes should not have the effect as a vote against a proposal under the proposed voting methodology.

Supporting Statement

As a pension fund with more than 1.6 million participants and as the owner of approximately 1.0 million shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) believes that good corporate governance is underpinned by accountability; therefore, integrity of the vote counting process is critical.

CalPERS Global Principles of Accountable Corporate Governance explicitly state that, "A shareowner resolution that is approved by a majority of proxies cast should be implemented by the board", and that "Broker non-votes should be used for quorum purpose only". Broker non-votes are uninstructed votes where a broker does not have instruction to vote shares. Currently, the Company's bye-laws require that broker non-votes will have the same effect as a vote against a proposal. Counting broker non-votes to determine passage of proposals is, in CalPERS opinion, a non-transparent method to adopt what is in effect a super-majority voting provision.

Per research conducted by Governance Metrics International ("GMI"), only 36 firms in the Russell 1000 index include broker non-votes in the vote calculation (for non-routine items); one of which is Nabors Industries.

At the Company's 2013 Annual Meeting, the voting results of the shareholder proposals #7 and #10 were, in CalPERS opinion, understated due to the Company's inclusion of broker non-votes—and therefore did not pass with 49.53% and 46.70% support. When excluding the broker non-votes, proposals #7 and #10

    2014 Proxy Statement       59

passed with 53.99% and 50.90% support, respectively. In CalPERS opinion, Company's vote calculation did not properly represent the views of voting shareholders. The vote detail is included below:

Proposal #7	Nabors Calculation: Including Broker non-votes	Market Standard: Excluding Broker non-votes
Votes For	138,901,515	138,901,515
Votes Against	117,887,239	117,887,239
Abstentions	499,968	499,968
Broker non-votes	23,133,967
TOTAL	280,422,689	257,288,722
% For Votes/Total	49.53%	53.99%

Proposal #10	Nabors Calculation: Including Broker non-votes	Market Standard: Excluding Broker non-votes
Votes For	130,962,251	130,962,251
Votes Against	125,618,933	125,618,933
Abstentions	707,538	707,538
Broker non-votes	23,133,967
TOTAL	280,422,689	257,288,722
% For Votes/Total	46.70%	50.90%

Meanwhile, the Company has significantly underperformed its peers and broader stock market indices during the one, three and five year periods ending November 29, 2013, which is the latest month-end figure available when this shareowner proposal was submitted to the Company.

Total Return (as of 11/29/2013)
Source: Bloomberg (daily returns; reinvested dividends)
	5 Year	3 Year	1 Year
Nabors Industries	37.12	-24.52	13.43
S&P 500 Energy Index	94.59	44.70	21.98
S&P 500 Index	146.86	63.13	30.29

For those reasons, we urge shareowners to vote FOR this proposal.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 10

OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

The Board believes this proposal requests an unnecessary change that provides little benefit to shareholders. The proponent does not explain why its standard is preferable to the standard the Company has employed since its incorporation. Rather, the proponent references the Company's stock performance at the end of its statement, but provides no nexus between that reference and its argument. The Company as well might point out that its 2014 TSR is higher than any company in its peer group, but it would be equally unclear why that is relevant to this simple point of governance.

 60        2014 Proxy Statement

As noted, the Company counts votes at shareholder meetings in the neutral manner required by its Bye-laws, which have remained unchanged in that regard since its incorporation and are consistent with the Bermuda Companies Act. The Bye-laws state that "[e]xcept as may otherwise be provided for in these Bye-laws, and subject to Applicable Law, at each meeting of Shareholders if there shall be a quorum, the affirmative vote of the holders of a majority of Shares present in person or represented by proxy and entitled to vote thereat, shall decide all matters brought before such meeting." As a result, broker non-votes, counted for quorum purposes because they are present or represented and entitled to vote, are included in the denominator when calculating voting outcomes. Far from being some surreptitious, anti-shareholder measure, as the proponent implies, this procedure for counting votes applies equally to proposals proposed by the Company and is described in our proxy statement. It is simple math, no less transparent than any other standard.

Finally, it is important to note that the Board carefully considers all shareholder proposals, regardless of the outcome of the shareholder vote. The vote outcomes cited by the proponent as being affected by this vote standard related to non-binding, advisory proposals. On those items, the general shareholder sentiment expressed by a result is as important to the Board as whether that result meets the technical threshold for passage. The Board considers not only the level of support for a particular proposal, but also, to the extent they can be ascertained, the underlying considerations motivating shareholders' votes. It then considers ways to address widely held concerns, consistent with the Board's fiduciary duties and the best interests of the Company. The table shown under "Response to Shareholder Concerns" in this proxy statement reflects the Board's response to each proposal presented at last year's meeting. In fact, the Board implemented policies consistent with the two proposals cited by the proponent that garnered less than the requisite majority vote. Further, the proponent sponsored a proposal regarding severance payments that, even under the proposed vote standard, would have failed. Nevertheless, the Board, in consultation with the proponent and other shareholders, has implemented a policy that effects the intent of that proposal. In short, the vote standard did not impact the Board's responsiveness to shareholder concerns.

The Board sees no utility in replacing one neutral procedure with another.

ADDITIONAL INFORMATION

CODE OF ETHICS

All of our employees, including our CEO, our CFO and other senior officials, and our directors are required to abide by our Code of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct that apply to our principal executive officer or our principal financial and accounting officer. A copy of the Code of Business Conduct is available in print without charge to any shareholder that requests a copy. Direct requests to the Corporate Secretary and deliver them in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

SHAREHOLDER MATTERS

Bermuda has exchange controls applicable to residents in respect of the Bermudian dollar. As an exempted company, Nabors is considered to be nonresident for such controls; consequently, there are no

    2014 Proxy Statement       61

Bermuda governmental restrictions on the Company's ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

2015 SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 annual general meeting of shareholders must submit their proposals, and their proposals must be received at our principal executive offices, no later than December 31, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-laws, in order to be properly brought before the 2015 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on the first page of this proxy statement or by mail at P.O. Box HM3349, Hamilton, HMPX, Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year's meeting (provided, however, that if the 2015 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than March 5, and no later than April 4, 2015.

OTHER MATTERS

Other than the presentation of the financial statements for the Company's 2013 fiscal year, the Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

NABORS INDUSTRIES LTD.

Mark D. Andrews Corporate Secretary
Dated: April 30, 2014

 62        2014 Proxy Statement

NABORS

Crown House
Second Floor
4 Par-la-Ville Road
Hamilton, Bermuda HM 08

www.nabors.com

PROXY

NABORS INDUSTRIES LTD.

This Proxy is Solicited on Behalf of the Board of Directors

The person signing on the reverse by this proxy appoints Anthony G. Petrello and Mark D. Andrews, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 4, 2014 at Nabors’ annual general meeting of shareholders to be held on June 3, 2014 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

1.                   ELECTION OF DIRECTORS: Election of SEVEN directors to serve until the 2015 annual general meeting of shareholders, or until their respective successors are elected and qualified.

Nominees: James R. Crane, John P. Kotts, Michael C. Linn, John V. Lombardi, Anthony G. Petrello, Howard Wolf and John Yearwood

2.                   APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditor and authorization of the Audit Committee of the Board of Directors to set the auditor’s remuneration.

3.                   PROPOSAL: Nonbinding proposal to approve the extension of our shareholder rights plan.

4.                   SAY-ON-PAY PROPOSAL: Nonbinding proposal to approve the compensation paid to the Company’s named executive officers.

5.                   SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal to require shareholder approval of specific performance metrics in equity compensation plans.

6.                   SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal regarding share retention requirement for senior executives.

7.                   SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal regarding sustainability reporting.

8.                   SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal regarding the vote standard for director elections.

9.                   SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal regarding proxy access.

10.            SHAREHOLDER PROPOSAL: Nonbinding shareholder proposal regarding the vote standard on all matters except director elections.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITOR, FOR APPROVAL OF THE EXTENSION OF THE SHAREHOLDER RIGHTS PLAN, FOR THE NONBINDING ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION, AND AGAINST THE SIX SHAREHOLDER PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

SEE REVERSE

SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

☒               Please mark your votes as in this example.

A	Proposals—THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, AND 4.

1.	Election of Directors James R. Crane John P. Kotts Michael C. Linn John V. Lombardi Anthony G. Petrello Howard Wolf John Yearwood		FOR	WITHHELD	2.	Appointment of PricewaterhouseCoopers LLP as independent auditor and authorization of the Audit Committee of the Board of Directors to set the auditor’s remuneration.	FOR	AGAINST	ABSTAIN

	For, except vote withheld from the following nominee(s):

3.	Nonbinding proposal to approve the extension of our shareholder rights plan.	FOR	AGAINST	ABSTAIN	4.	Nonbinding proposal to approve the compensation paid to the Company’s named executive officers.	FOR	AGAINST	ABSTAIN

B	Proposals—THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5, 6, 7, 8, 9, AND 10.

5.	Nonbinding shareholder proposal to require shareholder approval of specific performance metrics in equity compensation plans.	FOR	AGAINST	ABSTAIN	6.	Nonbinding shareholder proposal regarding share retention requirement for senior executives.	FOR	AGAINST	ABSTAIN

7.	Nonbinding shareholder proposal regarding sustainability reporting.	FOR	AGAINST	ABSTAIN	8.	Nonbinding shareholder proposal regarding the vote standard for director elections.	FOR	AGAINST	ABSTAIN

9.	Nonbinding shareholder proposal regarding proxy access.	FOR	AGAINST	ABSTAIN	10.	Nonbinding shareholder proposal regarding the vote standard on all matters except director elections.	FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.

NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed, addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date

Signature	Date